UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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THE KROGER CO.
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Notice of 2020 Annual Meeting of Shareholders
Fellow Kroger Shareholders:
We are pleased to invite you to join us for Kroger’s 2020 Annual Meeting of Shareholders on June 25, 2020 at 11:00 a.m. Eastern Time. Due to the public health impact of the coronavirus (COVID-19), the 2020 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KR2020.
When:	Thursday, June 25, 2020, at 11:00 a.m. eastern time.

Where:	Webcast at www.virtualshareholdermeeting.com/KR2020

Items of Business:	1.	To elect 10 director nominees.
	2.	To approve our executive compensation, on an advisory basis.
	3.	To ratify the selection of our independent auditor for fiscal year 2020.
	4.	To vote on two shareholder proposals, if properly presented at the meeting.
	5.	To transact other business as may properly come before the meeting.

Who can Vote:	Holders of Kroger common shares at the close of business on the record date April 27, 2020 are entitled to notice of and to vote at the meeting.

How to Vote:	Your vote is important! Please vote your proxy in one of the following ways:

	1.	Via the internet, by visiting www.proxyvote.com.
	2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.
	3.	By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
	4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
	5.	By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2020.

Attending the Meeting:
Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/KR2020. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

We appreciate your continued confidence in Kroger, and we look forward to your participation in our Virtual meeting.
May 12, 2020 Cincinnati, Ohio	By Order of the Board of Directors, Christine S. Wheatley, Secretary

Proxy Statement
May 12, 2020
We are providing this notice, proxy statement and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 25, 2020, at 11:00 a.m. eastern time, and at any adjournments thereof. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/KR2020. There is no physical location for the Annual Meeting of Shareholders.
Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement and annual report, and the accompanying proxy card were first furnished to shareholders on May 12, 2020.
Why are you holding a virtual meeting?
In light of the COVID-19 pandemic, for the safety of all of our shareholders, associates, and community, our 2020 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with the Board and Management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.
Who can vote?
You can vote if, as of the close of business on April 27, 2020, you were a shareholder of record of Kroger common shares.
Who is asking for my vote, and who pays for this proxy solicitation?
Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York, a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $17,500 for base solicitation fees.
We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.
Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.
Who are the members of the Proxy Committee?
Anne Gates, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2020 Annual Meeting.
How do I vote my proxy?
You can vote your proxy in one of the following ways:
1.	Via the internet, by visiting www.proxyvote.com.
2.	By telephone, by calling the number on your proxy card, voting instruction form, or notice.
3.	By mail, by marking, signing, dating, and mailing your proxy card if you requested printed materials, or your voting instruction form. No postage is required if mailed in the United States.
4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5.	By voting electronically during the Virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2020.
How can I participate and ask questions at the Annual Meeting?
We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the Virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual

Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Questions asked during the Annual Meeting will be read and addressed during the meeting. Shareholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their Internet connectivity. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.
What documentation must I provide to be admitted to the Virtual Annual Meeting and how do I attend?
If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/KR2020 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/KR2020 until the 2021 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.
What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?
We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the Virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Annual Meeting login page.
What documentation must I provide to vote online at the Annual Meeting?
If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a shareholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.
How do I submit a question at the Annual Meeting?
If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/KR2020, simply type your question in the “ask a question” box and click “submit”. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.
When should I submit my question at the Annual Meeting?
Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2020 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.
Can I change or revoke my proxy?
The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, by executing and sending us a subsequent proxy, or by voting your shares while logged in and participating in the 2020 Annual Meeting of Shareholders.

How many shares are outstanding?
As of the close of business on April 27, 2020, the record date, our outstanding voting securities consisted of 786,187,556 common shares.
How many votes per share?
Each common share outstanding on the record date will be entitled to one vote on each of the 10 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.
What voting instructions can I provide?
You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.
What happens if proxy cards or voting instruction forms are returned without instructions?
If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.
If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, 4, and 5, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.
The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.
What are the voting requirements and voting recommendation for each of the proposals?
Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of broker Non-vote
No. 1 Election of Directors	FOR each Director Nominee	More votes “FOR” than “AGAINST” since an uncontested election	No Effect	No Effect
No. 2 Advisory Vote to Approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
No. 3 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	Not Applicable
Nos. 4 and 5 Shareholder Proposals	AGAINST each Proposal	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 25, 2020

The Notice of 2020 Annual Meeting, Proxy Statement and 2019 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger’s Corporate Governance Practices
Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:
Board Governance Practices
✔	Strong Board oversight of enterprise risk.
✔	All director nominees are independent, except for the CEO.
✔	All five Board committees are fully independent.
✔	Robust code of ethics.
✔	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.
✔	Annual Board and committee self-assessments.
✔	Commitment to Board refreshment and diversity, with 4 of 10 directors nominees being women, including the chair of the Audit Committee.
✔	Regular executive sessions of the independent directors, at the Board and committee level.
✔	Strong independent Lead Director with clearly defined role and responsibilities.
✔	High degree of Board interaction with management to ensure successful oversight and succession planning.
Shareholder Rights
✔	All directors are elected annually with a simple majority standard for all uncontested director elections and by plurality in contested director elections.
✔	No poison pill (shareholder rights plan).
✔	Shareholders have the right to call a special meeting.
✔	Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance matters.
✔	Responsive to shareholder feedback.
✔
Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of board nominees.

Compensation Governance
✔	Pay program tied to performance and business strategy.
✔	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.
✔	Stock ownership guidelines align executive and director interests with those of shareholders.
✔	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.
✔	No tax gross-up payments to executives.

Proposals to Shareholders
Item No. 1. Election of Directors
You are being asked to elect 10 director nominees for a one-year term. The Board of Directors recommends that you vote FOR the election of all director nominees.
As of the date of this proxy statement, Kroger’s Board of Directors consists of 12 members. All 10 nominees, if elected at the 2020 Annual Meeting, will serve until the annual meeting in 2021, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. The Board has not nominated Mr. Jorge Montoya or Mr. James Runde for re-election as they reached their retirement dates under the Company’s Guidelines on Issues of Corporate Governance (the “Guidelines”) and have served an additional one-year term at the Board’s request. In connection with Messrs. Montoya’s and Runde’s retirement, the Board will reduce its size to 10 directors.
Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.
The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement.
Nominees for Directors for Terms of Office Continuing until 2021
Nora A. Aufreiter Age 60 Director Since 2014 Committees: Financial Policy Public Responsibilities
Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions, and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia. She is also on the board of a privately held company, Cadillac Fairview, a subsidiary of Ontario Teachers Pension Plan, which is one of North America’s largest owners, operators and developers of commercial real estate. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. She also brings to the Board valuable insight on commercial real estate.

Anne Gates Age 60 Director Since 2015 Committees: Audit* Public Responsibilities
Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer, and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included Executive Vice President, Managing Director, and Chief Financial Officer for Disney Consumer Products, and Senior Vice President of Operations, Planning and Analysis. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. She is currently a director of Tapestry, Inc. and Raymond James Financial, Inc.

Ms. Gates has over 25 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy and business development, including international business. Her expertise in toy and entertainment products is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert and serves as Chair of the Audit Committee.

* Denotes Committee Chair

Karen M. Hoguet Age 63 Director since 2019 Committees: Audit Financial Policy
Ms. Hoguet served as the Chief Financial Officer of Macy’s, Inc. from October 1997 until July of 2018 when she became a strategic advisor to the Chief Executive Officer until her retirement on February 1, 2019. Ms. Hoguet serves on the Board of Directors of Nielsen Holdings plc. She also serves on the boards of Hebrew Union College and UCHealth. In the past five years, she also served as a director of The Chubb Corporation.

Ms. Hoguet has over 30 years of retail and commercial experience. Her long tenure as a senior executive of a publicly traded company with financial, audit, strategy, and risk oversight experience is of particular value to the Board.

Susan J. Kropf Age 71 Director Since 2007 Committees: Compensation & Talent Development Corporate Governance
Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970 and, during her tenure at Avon, Ms. Kropf also served as Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000 and President, Avon U.S. from 1997 to 1998. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She is currently a director of Tapestry, Inc., and Sherwin Williams Company. In the past five years she also served as a director of MeadWestvaco Corporation and Avon Products, Inc.

Ms. Kropf has unique and valuable consumer insight, having led a major, publicly-traded retailer of beauty and related consumer products. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background and has significant boardroom experience through her service on the boards of various public companies, including experience serving on compensation, audit, and corporate governance committees. She was inducted into the YWCA Academy of Women Achievers. Ms. Kropf received recognition from the National Association of Corporate Directors as an NACD Directorship 100 “Class of 2016” member.

W. Rodney McMullen Chairman and Chief Executive Officer Age 59 Director Since 2003
Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. He served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President, Strategy, Planning, and Finance in 1999, Senior Vice President in 1997, Group Vice President and Chief Financial Officer in June 1995, and Vice President, Planning and Capital Management in 1989. He is a director of VF Corporation. In the past five years, he also served as a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 40 years with Kroger. He has a strong background in finance, operations, and strategic partnerships, having served in a variety of roles with Kroger, including as our CFO, COO, and Vice Chairman. His service as chair of Cincinnati Financial Corporation’s compensation committee and on its executive and investment committees, as well as his service on the audit and nominating and governance committees of VF Corporation, adds depth to his extensive retail experience.

Clyde R. Moore Age 66 Director Since 1997 Committees: Compensation & Talent Development* Corporate Governance
Mr. Moore was the Chairman of First Service Networks, a national provider of facility and maintenance repair services, until his retirement in 2015. Prior to his retirement, he was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014.

Mr. Moore has over 30 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital, and manufacturing businesses. Additionally, his expertise and leadership as Chair of the Compensation and Talent Development Committee is of particular value to the Board.

* Denotes Committee Chair

Ronald L. Sargent Lead Director Age 64 Director Since 2006 Committees: Audit Corporate Governance* Public Responsibilities
Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. In the past five years, he served as a director of Staples, Inc.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. His understanding of retail operations, consumer insights, and e-commerce are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert and serves as Lead Director of the Board.

Bobby S. Shackouls Age 69 Director Since 1999 Committees: Audit Corporate Governance
Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, from July 1997 until its merger with ConocoPhillips in 2006 and its President and Chief Executive Officer from December 1995 until 2006. Mr. Shackouls was also President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, from 1994 to 1995. Mr. Shackouls is a director of Oasis Petroleum Inc., Quintana Energy Services, Plains GP Holdings, L.P., and Plains All American Pipeline, L.P. Plains GP Holdings, L.P. is the ultimate general partner of Plains All American Pipeline, L.P. and although the two are separate publicly traded companies, they are governed by a single board, and directors receive compensation for service on the single board.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background, as well as his experience leading a major natural resources company, coupled with his corporate governance expertise.

Mark S. Sutton Age 58 Director Since 2017 Committees: Audit Public Responsibilities
Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp, and paper products. Prior to becoming CEO, he served as President and Chief Operating Officer with responsibility for running the company’s global business. Mr. Sutton joined International Paper in 1984 as an Electrical Engineer. He held roles of increasing responsibility throughout his career, including Mill Manager, Vice President of Corrugated Packaging Operations across Europe, the Middle East and Africa, Vice President of Corporate Strategic Planning, and Senior Vice President of several business units, including global supply chain, before being named CEO in 2014. Mr. Sutton is a member of The Business Council, serves on the American Forest & Paper Association board of directors, the Business Roundtable board of directors, and the international advisory board of the Moscow School of Management – Skolkovo. He was appointed chairman of the U.S. Russian Business Council. He also serves on the board of directors of Memphis Tomorrow and the board of governors for New Memphis Institute.

Mr. Sutton has over thirty years of leadership experience with increasing levels of responsibility and leadership at International Paper. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company. His strong strategic planning background and manufacturing and supply chain experience are of particular value to the Board. Mr. Sutton has been designated an Audit Committee financial expert.

* Denotes Committee Chair

Ashok Vemuri Age 52 Director Since 2019 Committees: Financial Policy Public Responsibilities
Mr. Vemuri was Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, since the company’s inception as a result of the spin-off from Xerox Corporation in January 2017, until 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and technology services company, in a variety of leadership and business development roles and served on the board of Infosys from 2011 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America. In the past five years, he served as a director of Conduent Incorporated.

Mr. Vemuri brings to the Board a proven track record of leading technology services companies through growth and corporate transformations. His experience as CEO of global technology companies is of particular value to the Board as he brings a unique operational, financial, and client experience perspective.

The Board of Directors Recommends a Vote For Each Director Nominee.
Board Diversity and Succession Planning
Our director nominees reflect a wide array of experience, skills, and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. Our Board is a dynamic group of new and experienced members, providing an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. This blend of qualifications, attributes, and tenure results in highly effective board leadership.
The Corporate Governance Committee considers racial, ethnic, and gender diversity to be important elements in promoting full, open, and balanced deliberations of issues presented to the Board. The Corporate Governance Committee considers director candidates who help the Board reflect the diversity of our shareholders, associates, customers, and the communities in which we operate. Some consideration is also given to the geographic location of director candidates in order to provide a reasonable distribution of members from Kroger’s operating areas.
Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and committee effectiveness, as well as the future needs of the Board and its committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future.

The Corporate Governance Committee believes that it has been successful in its efforts to promote gender and ethnic diversity on our Board. The Corporate Governance Committee and Board believe that our director nominees for election at our 2020 Annual Meeting bring to our Board a variety of different experiences, skills, and qualifications that contribute to a well-functioning diverse Board that effectively oversees the Company’s strategy and management. The charts below show the diversity of our director nominees and the skills and experience that we consider important for our directors in light of our current business, strategy, and structure:
	Nora Aufreiter	Anne Gates	Karen Hoguet	Susan Kropf	Rodney McMullen	Clyde Moore	Ronald Sargent	Bobby Shackouls	Mark Sutton	Ashok Vemuri	Total (of 10)
Business Management	•	•	•	•	•	•	•	•	•	•	10
Retail	•	•	•	•	•		•				6
Consumer	•	•	•	•	•		•				6
Financial Expertise	•	•	•	•	•	•	•	•	•	•	10
Risk Management			•		•		•	•	•	•	6
Operations & Technology	•	•		•	•	•	•	•	•	•	9
Sustainability	•	•		•			•		•		5
Manufacturing		•		•		•			•		4

Information Concerning the Board of Directors
Board Leadership Structure and Lead Independent Director
As of the date of this proxy statement, Kroger’s Board is composed of eleven independent non-employee directors and one management director, Mr. McMullen, the Chairman and CEO. If all ten nominees are elected, the Board will reduce its size to ten directors and will be composed on nine independent non-employee directors and one management director, Mr. McMullen. Kroger has a governance structure in which independent directors exercise meaningful and vigorous oversight.
As provided in Kroger’s Guidelines, the Board has designated one of the independent directors as Lead Director. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:
•
reviewing and approving Board meeting agendas, materials, and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;

•	serving as the principal liaison between the Chairman, management, and the independent directors;
•	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;
•	calling meetings of independent directors at any time; and
•	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.
The Lead Director carries out these responsibilities in numerous ways, including:
•	facilitating communication and collegiality among the Board members;
•	soliciting direct feedback from non-employee directors;
•	overseeing the succession planning process, including meeting with a wide range of employees including corporate and division management associates;
•	meeting with the CEO frequently to discuss strategy;
•	serving as a sounding board and advisor to the CEO; and
•	discussing Company matters with other directors between meetings.
Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Ronald L. Sargent, an independent director and the Chair of the Corporate Governance Committee, was appointed Lead Director in June 2018. Mr. Sargent is an effective Lead Director for Kroger due to, among other things:
•	his independence;
•	his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;
•	his insight into corporate governance;
•	his experience as the CEO of an international retailer;
•	his experience on the boards of other large publicly traded companies; and
•	his engagement and commitment to carrying out the role and responsibilities of the Lead Director.
With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and our shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. Our CEO’s strong background in finance, operations, and strategic partnerships is particularly important to the Board given Kroger’s current transformation under Restock Kroger. His consistent leadership, deep industry expertise, and extensive knowledge of the Company are also especially critical in the midst of the rapidly evolving retail landscape. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.
Annual Board Evaluation Process
The Board and each of its committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. As part of this annual evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders. The Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, is well-served by this flexible leadership structure.
The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by the Lead Independent Director (who also serves as Chair of the Corporate Governance Committee).
Each director completes a detailed written annual evaluation of the Board and the committees on which he or she serves and the Lead Director conducts interviews with each of the directors. These Board evaluations are designed to assess the skills, qualifications, and experience represented on the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The process also evaluates the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of this Board evaluation are discussed by the full Board and each committee, as applicable, and changes to the Board’s and its committees’ practices are implemented as appropriate.
Committees of the Board of Directors
To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Financial Policy, and Public Responsibilities. All committees are composed exclusively of independent directors, as determined under the New York Stock Exchange (“NYSE”) listing standards. The current charter of each Board committee is available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance.
Name of Committee, Number of Meetings, and Current Members	Committee Functions
Audit Committee Meetings in 2019 : 5 Members: Anne Gates, Chair Karen M. Hoguet Ronald L. Sargent Bobby S. Shackouls Mark S. Sutton	•
Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

	•	Selects, evaluates, and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence
	•	Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures, and significant findings
	•	Oversees risk assessment and risk management, including review of cybersecurity risks as well as legal or regulatory matters that could have a significant effect on the Company
	•	Reviews and monitors the Company’s compliance programs, including the whistleblower program

Name of Committee, Number of Meetings, and Current Members	Committee Functions
Compensation Committee Meetings in 2019: 5 Members: Clyde R. Moore, Chair Susan J. Kropf Jorge P. Montoya James A. Runde	•	Recommends for approval by the independent directors the compensation of the CEO and approves the compensation of other senior management
	•	Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans
	•	Has sole authority to retain and direct the committee’s compensation consultant
	•	Assists the full Board with senior management succession planning
Corporate Governance Committee Meetings in 2019: 2 Members: Ronald L. Sargent, Chair Susan J. Kropf Clyde R. Moore Bobby S. Shackouls	•	Oversees the Company’s corporate governance policies and procedures
	•	Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees
	•	Designates membership and Chairs of Board committees
	•	Reviews the Board’s performance and director independence
	•	Establishes and reviews the practices and procedures by which the Board performs its functions
Financial Policy Committee Meetings in 2019: 2 Members: James A. Runde, Chair Nora A. Aufreiter Karen M. Hoguet Ashok Vemuri	•	Reviews and recommends financial policies and practices
	•	Oversees management of the Company’s financial resources
•
Reviews the Company’s annual financial plan, significant capital investments, plans for major acquisitions or sales, issuance of new common or preferred stock, dividend policy, creation of additional debt and other capital structure considerations including additional leverage or dilution in ownership

	•	Monitors the investment management of assets held in pension and profit sharing plans administered by the Company
Public Responsibilities Committee Meetings in 2019: 2 Members: Jorge P. Montoya, Chair Nora A. Aufreiter Anne Gates Ronald L. Sargent Mark S. Sutton Ashok Vemuri	•
Reviews the Company’s policies and practices affecting its social and public responsibility as a corporate citizen, including: community relations, charitable giving, supplier diversity, sustainability, government relations, political action, consumer and media relations, food and pharmacy safety and the safety of customers and employees

	•	Reviews and examines the Company’s evaluation of and response to changing public expectations and public issues affecting the business

Director Nominee Selection Process
The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee retains an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.
These criteria are:
•
demonstrated ability in fields considered to be of value to the Board in the deliberation and long-term planning of the Board and Kroger, including business management, public service, education, science, technology, e-commerce, law, and government;

•	experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;
•	highest standards of personal character and conduct;
•
willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

•	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.
The Corporate Governance Committee also considers the specific experience and abilities of director candidates in light of our current business, strategy and structure, and the current or expected needs of the Board in its identification and recruitment of director candidates.
Shareholder Engagement
Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations team’s year-round outreach program. At the direction of our Board, we expanded our shareholder engagement program in 2016 to include outreach to our largest shareholders’ governance teams. In 2019, we requested meetings with shareholders representing 43% of our outstanding shares during proxy season and off-season engagement and ultimately engaged with shareholders representing 36% of our outstanding shares.
During these engagements, some of which included the participation of our Lead Director, we discussed and solicited feedback on a range of topics, including business strategy, corporate governance, executive compensation and sustainability. In addition, we attended industry events to further engage with shareholders and subject matter experts. These conversations provided valuable insights into our shareholders’ perspectives and their feedback was shared with, and considered by, our full Board. Please see page 36 for a discussion of actions taken by our Compensation Committee and Board of Directors based, in part, on these engagements.
Candidates Nominated by Shareholders
The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2021 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 28, 2021. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”
Eligible shareholders have the ability to submit director nominees for inclusion in our proxy statement for the 2021 annual meeting of shareholders. To be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders are able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 13, 2020 and no later than January 12, 2021.
Corporate Governance Guidelines
The Board has adopted the Guidelines which include copies of the current charters for each of the five standing committees of the Board. The Guidelines are available on our website at ir.kroger.com under Investors – Governance – Guidelines on Issues of Corporate Governance. Shareholders may also obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence
The Board has determined that all of the non-employee directors have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual. Therefore, all non-employee directors are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that
•	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and
•	none had any material relationships with Kroger other than serving on our Board.
Audit Committee Expertise
The Board has determined that Anne Gates, Karen M. Hoguet, Ronald L. Sargent and Mark S. Sutton, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable Securities and Exchange Commission (“SEC”) regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.
Code of Ethics
The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and directors, including Kroger’s principal executive, financial and accounting officers. The Policy on Business Ethics is available on our website at ir.kroger.com under Investors – Governance – Policy on Business Ethics. Shareholders may also obtain a copy of the Policy on Business Ethics by making a written request to Kroger’s Secretary at our executive offices.
Communications with the Board
The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or website (ethicspoint.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.
Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues, ordinary business operations, or companies seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.
Attendance
The Board held five meetings in fiscal year 2019. During fiscal 2019, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All 12 of the then current members attended last year’s annual meeting.
Independent Compensation Consultants
The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained Korn Ferry Hay (US) (“Korn Ferry”) beginning in December 2017. Retained by and reporting directly to the Compensation Committee, Korn Ferry provided the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.
In fiscal 2019, Kroger paid Korn Ferry $523,769 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained Korn Ferry to provide other services for Kroger in fiscal 2019 for which Kroger paid $311,868. These other services primarily related to consulting on administrative management and compensation structure redesign. The Compensation Committee expressly approved Korn Ferry performing these additional services. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that Korn Ferry was independent, and their work has not raised any conflict of interest.
The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was an officer or employee of Kroger during fiscal 2019, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2019, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.
Board Oversight of Enterprise Risk
While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.
The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary, including newly identified and evolving high priority risks, such as those presented by the COVID-19 pandemic. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each committee on risks within the scope of their charters.
The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure including cybersecurity risk. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.
Management provides regular updates throughout the year to the respective Board committees regarding management of the risks they oversee. For example, our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk; and our Senior Vice President and Chief Information Officer and our Chief Information Security Officer provide regular updates on our cybersecurity risks and actions taken to mitigate that risk to the Audit Committee. The Audit Committee reports on risk to the full Board at each regular meeting of the Board.
We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management, led by Mr. McMullen as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.
Environmental, Sustainability, and Governance Oversight
We are aligned with the desire of our customers, associates, and shareholders that we engage in our communities and reduce our impacts on the environment while continuing to create positive economic value over the long-term. Given the breadth of topics and their importance to us, most of our Board committees have direct oversight of environmental, sustainability and governance (“ESG”) topics. Among the other key responsibilities for each committee: the Audit Committee oversees risk management and compliance with legal, financial and regulatory requirements; the Public Responsibilities Committee oversees our responsibilities as a corporate citizen and efforts to engage stakeholders and manage issues that affect our business, including sustainability, supplier diversity and food safety, among other topics; the Corporate Governance Committee oversees our good governance practices; and the Compensation and Talent Development Committee oversees talent development. We discuss the responsibilities of each committee further above. Throughout the year, Kroger leaders update the Public Responsibilities Committee on important ESG topics, which may relate to our sustainability initiatives such as our Zero Hunger|Zero Waste campaign, our food safety programs, and community and customer engagement. At each Board meeting, Kroger’s Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention.
For the past thirteen years, our Company has prepared and produced an annual report describing our progress and initiatives regarding sustainability and other ESG matters. For the most recent information regarding our ESG initiatives and related matters, please visit http://sustainability.kroger.com. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.
In addition, our full Board oversees issues related to diversity and inclusion within the Kroger workplace. Diversity and inclusion have been deeply rooted in Kroger’s values for decades. We are committed to fostering an environment of inclusion in the workplace, marketplace, and workforce where the diversity of cultures, backgrounds, experiences, perspectives and ideas are valued and appreciated. Kroger’s corporate team and retail divisions have strategic partnerships with universities, educational institutions and community partners to improve how we attract candidates from all backgrounds and ethnicities for jobs at all levels. Diversity and inclusion will continue to be a key ingredient in feeding Kroger’s innovation, long-term sustainability and the human spirit.
The Kroger family of companies provides inclusion training to all management and many hourly associates. Most work locations (stores, plants, distribution centers and offices) have an inclusion-focused team, called Our Promise team. The teams work on projects that reflect Kroger’s values, offer leaders valuable feedback and suggestions on improving diversity and inclusion, and facilitate communication to champion business priorities.

Director Compensation
2019 Director Compensation
The following table describes the 2019 compensation for non-employee directors. Mr. McMullen does not receive compensation for his Board service.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(3)	Total
Nora A. Aufreiter	$89,723	$176,530	—	$0	$266,253
Robert D. Beyer(4)	$36,964	$—	—	$12,308	$49,272
Anne Gates	$124,615	$176,530	—	0	$301,145
Karen M. Hoguet(5)	$16,954	$102,084	—	0	$119,038
Susan J. Kropf	$89,723	$176,530	39,000	0	$266,253
Jorge P. Montoya	$104,677	$176,530	39,000	0	$281,207
Clyde R. Moore	$109,661	$176,530	39,000	$145,359	$431,550
James A. Runde	$104,677	$176,530	26,000	0	$281,207
Ronald L. Sargent	$152,030	$176,530	39,000	$4,042	$332,602
Bobby S. Shackouls	$99,692	$176,530	—	0	$276,222
Mark S. Sutton	$99,692	$176,530	—	0	$276,222
Ashok Vemuri	$89,723	$176,530	—	0	$266,253
(1)
Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 15, 2019, each non-employee director then serving received 7,995 incentive shares with a grant date fair value of $176,530. Ms. Hoguet received a prorated award of 3,620 shares with a grant date fair value of $102,084 on December 12, 2019 when she joined the Board.

(2)
Options are no longer granted to non-employee directors. The aggregate number of previously granted stock options that remained unexercised and outstanding at fiscal year-end was as follows: Mr. Runde held 26,000 options and Messrs. Montoya, Moore, and Sargent and Ms. Kropf each held 39,000 options.

(3)
The amounts reported for Mr. Beyer and Mr. Sargent represent preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table. The amount reported for Mr. Moore represents the change in actuarial present value of his accumulated benefit under the pension plan for non-employee directors. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of his accumulated pension benefit for 2019 is primarily due to the decrease in the discount rate, partially offset by the change in value of the benefit due to aging and mortality project scale updates.

(4)	Because Mr. Beyer retired from the Board on June 27, 2019, he received a prorated cash retainer.
(5)	Because Ms. Hoguet was appointed to the Board on December 12, 2019, she received a prorated cash retainer.
Annual Compensation
Each non-employee director receives an annual cash retainer of $90,000. The Lead Director receives an additional annual retainer of $37,500 per year; the members of the Audit Committee each receive an additional annual retainer of $10,000; the Chair of the Audit Committee receives an additional annual retainer of $25,000; the Chair of Compensation Committee receives an additional annual retainer of $20,000; and the Chair of each of the other committees receives an additional annual retainer of $15,000. Each non-employee director also receives an annual grant of incentive shares (Kroger common shares) with a value of approximately $175,000.

The Board has determined that compensation of non-employee directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Non-employee director compensation was adjusted in 2018 and will be reviewed from time to time as the Corporate Governance Committee deems appropriate.
Pension Plan
Non-employee directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.
Nonqualified Deferred Compensation
We also maintain a deferred compensation plan for non-employee directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.
Cash Deferrals
Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:
•	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or
•	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.
In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.
Incentive Share Deferrals
Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is six months after the participant’s separation of service.

Beneficial Ownership of Common Stock
The following table sets forth the common shares beneficially owned as of April 1, 2020 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 777,408,444 of Kroger common shares outstanding on April 1, 2020. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before May 31, 2020. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.
Name	Amount and Nature of Beneficial Ownership(1) (a)	Options Exercisable on or before May 31, 2020 – included in column (a) (b)
Stuart Aitken(2)	246,295	95,590
Nora A. Aufreiter(3)	34,096	—
Yael Cosset	221,313	79,307
Michael J. Donnelly	807,014	470,029
Anne Gates(3)	28,724	—
Karen M. Hoguet(4)	5,695	—
Susan J. Kropf	135,166	39,000
W. Rodney McMullen	4,775,861	1,819,463
Gary Millerchip	245,101	75,974
Jorge P. Montoya(5)	108,059	39,000
Clyde R. Moore	153,566	39,000
James A. Runde	128,578	26,000
Ronald L. Sargent(3)	179,767	39,000
J. Michael Schlotman	296,954	195,804
Bobby S. Shackouls(3)	88,974	—
Mark S. Sutton(3)	24,189	—
Ashok Vemuri	11,043	—
Directors and executive officers as a group (28 persons, including those named above)	10,607,159	4,552,369
(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned 1.36% of Kroger common shares.
(2)	This amount includes 3,018 shares held by Mr. Aitken’s spouse. He disclaims beneficial ownership of these shares.
(3)
This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 9,447; Ms. Gates, 7,669; Mr. Sargent, 39,129; Mr. Shackouls, 39,129; Mr. Sutton, 6,503.

(4)	This amount includes 2,075 shares held by Ms. Hoguet’s spouse. She disclaims beneficial ownership of these shares.
(5)	This amount includes 22,000 shares held in Mr. Montoya’s trust. He disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 1, 2020 based on reports on Schedule 13G filed with the SEC.
Name	Address	Amount and Nature of Ownership	Percentage of Class
BlackRock, Inc.	55 East 52nd St. New York, NY 10055	57,998,196(1)	7.20%
State Street Corporation	State Street Financial Center One Lincoln Street Boston, MA 02111	40,494,591(2)	5.06%
Vanguard Group Inc.	100 Vanguard Blvd. Malvern, PA 19355	69,103,533(3)	8.63%
(1)
Reflects beneficial ownership by BlackRock Inc., as of December 31, 2019, as reported on Amendment No. 10 to Schedule 13G filed with the SEC on February 5, 2020, reporting sole voting power with respect to 48,728,989 common shares, and sole dispositive power with regard to 57,998,196 common shares.

(2)
Reflects beneficial ownership by State Street Corporation as of December 31, 2019 as reported on Schedule 13G filed with the SEC on February 13, 2020, reporting shared voting power with respect to 34,718,821 common shares, and shared dispositive power with respect to 40,494,591 common shares.

(3)
Reflects beneficial ownership by Vanguard Group Inc. as of December 31, 2019, as reported on Amendment No. 5 to Schedule 13G filed with the SEC on February 12, 2020, reporting sole voting power with respect to 1,195,599 common shares, shared voting power with respect to 241,812 common shares, sole dispositive power of 67,741,558 common shares, and shared dispositive power of 1,361,975 common shares.

Related Person Transactions
The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year.
The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.
Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis
Executive Summary
Named Executive Officers
This Compensation Discussion and Analysis provides a discussion and analysis of our compensation program for our named executive officers (“NEOs”). For the 2019 fiscal year ended February 1, 2020, the NEOs were:
Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
Gary Millerchip	Senior Vice President and Chief Financial Officer
Stuart Aitken	Senior Vice President, Alternative Business
Yael Cosset	Senior Vice President and Chief Information Officer
Michael J. Donnelly	Executive Vice President and Chief Operating Officer
J. Michael Schlotman	Executive Vice President and Retired Chief Financial Officer
Mr. Schlotman, who had been in his role for nearly 20 years, stepped down as Chief Financial Officer on April 3, 2019. He remained Executive Vice President until his retirement from the Company on December 31, 2019, during which time he continued to receive the same compensation and to participate in the Company’s annual and long-term incentive programs. Mr. Millerchip succeeded Mr. Schlotman as Chief Financial Officer on April 4, 2019.
Summary of Key Compensation Practices
What we do:	What we do not do:

✔ Align pay and performance

✔ Significant share ownership guidelines of 5x salary
   for our CEO

✔ Multiple performance metrics under our short- and
   long-term performance-based plans discourage
   excessive risk taking at the expense of long-term
   results

✔ Double trigger change in control provisions in all
   equity awards beginning in 2019

✔ All long-term compensation is equity-based
   beginning in 2019

✔ Engagement of an independent compensation
   consultant

✔ Robust clawback policy

✔ Ban on hedging, pledging and short sales of Kroger
   securities

✔ Minimal perquisites

✘ No employment contracts with executives

✘ No special severance or change in control
   programs applicable only to executive officers

✘ No single-trigger cash severance benefits upon
   a change in control

✘ No cash component of the new long-term incentive
   plan

✘ No tax gross-up payments for executives

✘ No special executive life insurance benefit

✘ No re-pricing or backdating of options without
   shareholder approval

✘ No guaranteed salary increases or bonuses

✘ No payment of dividends or dividend equivalents
   until performance units are earned

Summary of Fixed and At-Risk Pay Elements
The fixed and at-risk pay elements of the NEO compensation plan for 2019 are reflected in the following table and charts.

Element	Form	Description	
ANNUAL / SHORT-TERM INCENTIVE	Base Salary	Cash	• Attract, incentivize, retain talented executives • Benchmarked to peer group median • Fixed cash component • Reviewed annually • No automatic or guaranteed increases • Based on individual performance & experience	FIXED
ANNUAL / SHORT-TERM INCENTIVE	Annual Incentive Plan	Cash Bonus	• Metrics and targets align with annual business goals; payout depends on actual performance against each goal • Rewards and incentivizes Kroger employees, including NEOs, for annual performance on key financial and operational metrics • Benchmarked to peer group median	VARIABLE / AT-RISK
LONG-TERM INCENTIVE	• NEW – Cash has been eliminated from the long-term performance-based bonus program • NEW – Equity program has been rebalanced so that 50% of equity is performance-based (performance units) and 50% is time-based (restricted stock and stock options)			VARIABLE / AT-RISK
LONG-TERM INCENTIVE	Performance-Based Equity	Performance Units	• Performance units are equity grants which are "paid out" in Kroger common shares, dependent upon company performance against each goal, at the end of the 3-year performance period • Measures performance on key financial and operational metrics over a 3-year period • Designed to create shareholder value, foster executive retention, and align NEO and shareholder interests	VARIABLE / AT-RISK
LONG-TERM INCENTIVE	Time-Based Equity	Restricted Stock Stock Options	• Stock options and restricted stock for NEOs vest ratably over 4 years; exercise price of stock options is closing price on day of grant • Provides direct alignment to stock price appreciation and rewards executives for the achievement of long-term business objectives and providing incentives for the creation of shareholder value	VARIABLE / AT-RISK

Fiscal Year 2019 CEO Compensation Decisions
In fiscal year 2019, the Compensation Committee made the following key decisions about Mr. McMullen’s compensation:
•	No increase to base salary
•	No increase to the target annual cash bonus
•	Elimination of the cash component of the long-term incentive plan
•	An increase to the total long-term incentive opportunity from $10 million to $10.5 million
•	A long-term incentive compensation value mix comprised of 50% performance units, 30% restricted stock, and 20% stock options
•	A total increase to target total direct compensation of 3.6%

The table below compares fiscal 2019 to 2018 target direct compensation. Target total direct compensation is a more accurate reflection of how the Compensation Committee benchmarks and establishes CEO compensation than the disclosure provided in the Summary Compensation Table, which table includes a combination of actual compensation earned in the fiscal year, the current value of at-risk equity compensation to be earned in future fiscal years, and the actuarial value of future pension benefits. The Compensation Committee establishes Mr. McMullen’s target direct compensation such that only 9% of his compensation is fixed. The remaining 91% of target compensation is at-risk, meaning that the actual compensation Mr. McMullen receives will depend on the extent to which the Company achieves the performance metrics set by the Compensation Committee, and with respect to all of the equity vehicles, the future value of Kroger common shares.
($000s)
Year	Base Salary	Target Annual Incentive	Long-Term Cash Bonus	Performance Units	Restricted Stock	Stock Options	Total LTI	Target TDC	Increase
2019	$1,316	$2,500	—	$5,250	$3,150	$2,100	$10,500	$14,316	3.6%
2018	$1,316	$2,500	$2,632	$2,632	$2,368	$2,368	$10,000	$13,816
As shown in the table above, and discussed in more detail on page 33, in fiscal 2019, the Compensation Committee made the decision to eliminate the cash portion of the long-term performance-based bonus program and grant 100% of long-term performance-based incentives in equity. This was done in order to increase performance orientation of the plan, to align with market practices, and to further align the interests of executives with shareholders. In addition, the Committee combined time-based and performance-based long-term equity into one program with consistent guidelines and rebalanced the forms of equity as follows: 50% performance units, 30% restricted stock, and 20% stock options. The Compensation Committee made these decisions after reviewing Mr. McMullen’s compensation relative to peer group CEOs and evaluating the Company’s performance. These decisions resulted in target total direct compensation for the CEO to be positioned at the median relative to peer group CEOs.
The CEO and several other NEOs are participants in Kroger’s grandfathered pension plan, details of which are provided in the Summary Compensation Table and further in the section titled, “Pension Plan and Excess Plan” on page 47. The Summary Compensation Table provides the change in value of the future pension benefit for each fiscal year, in accordance with disclosure rules and actuarial standards. The value disclosed in the Summary Compensation Table in the Change in Pension Value column and footnote 4 to the table, for the CEO shows a significant increase, from $335,955 in fiscal 2018 to $6,962,485 in fiscal 2019. However, it is important to note that this does not represent an amount paid to the CEO in the fiscal year but is an estimate of the change in the present value of the future pension benefit based on standardized actuarial assumptions. The increase in value in 2019 is attributed to the change in the discount rate from 2018 to 2019, which resulted in an increase in the actuarially determined value, and the increase in Mr. McMullen’s average annual earnings as calculated under the pension plan.
Lastly, on December 31, 2019, Kroger froze the compensation and service periods used to calculate pension benefits for all active employees, including the CEO and other NEO participants. Beginning January 1, 2020, the CEO and others, will no longer accrue additional benefits for future service or eligible compensation received under these plans.

CEO and Named Executive Officer Target Pay Mix
The amounts used in the charts below are based on 2019 target total direct compensation for the CEO and the average of other Named Executive Officers. As illustrated below, 91% of the CEO’s target total direct compensation is at-risk. On average, 83% of the other Named Executive Officers’ compensation is at risk.

Our Compensation Philosophy and Objectives
As one of the largest retailers in the world, our executive compensation philosophy is to attract and retain the best management talent as well as motivate these employees to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.
We believe our strategy creates value for shareholders in a manner consistent with Kroger’s purpose: To Feed the Human Spirit.
To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:
•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.
•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of NEOs and shareholders.
•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.
•	Compensation plans should be clear and simple and provide a direct line of sight to company performance.
•	Compensation programs should be aligned with market practices.
•	Compensation programs should serve to both motivate and retain talent.
The Compensation Committee has three related objectives regarding compensation:
•	First, the Compensation Committee believes that compensation must be designed to attract and retain those individuals who are best suited to be an officer at Kroger.
•	Second, a majority of compensation should help align the interests of our NEOs with the interests of our shareholders.

•	Third, compensation should create strong incentives for the NEOs to achieve the annual business plan targets established by the Board, and to achieve Kroger’s long-term strategic objectives.
Components of Executive Compensation at Kroger
For 2019, compensation for our NEOs is comprised of the following:
•	Annual Compensation:
○	Salary
○	Performance-Based Annual Cash Bonus
•	Long-Term Compensation:
○	Performance-Based Long-Term Incentive Plan consisting only of performance units; eliminated cash portion of plan for the 2019 program
○	Non-qualified stock options
○	Restricted stock
•	Retirement and other benefits
•	Minimal perquisites
The annual and long-term performance-based compensation awards described herein were made pursuant to our 2014 Long-Term Incentive and Cash Bonus Plan, which was approved by our shareholders in 2014. Grants made in July 2019 and thereafter are made under the 2019 Long-Term Incentive and Cash Bonus Plan, which was approved by our shareholders in June 2019.
Annual Compensation – Salary
Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation. All of our compensation cannot be at-risk or long-term. It is important to provide a meaningful annual salary to attract and retain a high caliber leadership team, and to have an appropriate level of cash compensation that is not variable.
Salaries for the NEOs (with the exception of the CEO) are established each year by the Compensation Committee, in consultation with the CEO. The CEO’s salary is established by all of the independent directors. Salaries for the NEOs were reviewed by the Compensation Committee in March of 2019 and increased as of April 1, 2019.
The amount of each NEO’s salary is influenced by numerous factors including:
•	An assessment of individual contribution in the judgment of the CEO and the Compensation Committee (or, in the case of the CEO, all of the independent directors);
•	Benchmarking with comparable positions at peer group companies;
•	Tenure in role; and
•	Relationship to other Kroger executives’ salaries.
The assessment of individual contribution is a qualitative determination, based on the following factors:
•	Leadership;
•	Contribution to the officer group;
•	Achievement of established objectives;
•	Decision-making abilities;
•	Performance of the areas or groups directly reporting to the NEO;
•	Increased responsibilities;
•	Strategic thinking; and
•	Furtherance of Kroger’s purpose: To Feed the Human Spirit.

Annual Compensation – Performance-Based Annual Cash Bonus
The NEOs participate in a corporate performance-based annual cash bonus plan. The amount of annual cash bonus that the NEOs earn each year is based upon Kroger’s overall company performance compared to goals established by the Compensation Committee based on the business plan adopted by the Board of Directors. The annual cash bonus for all NEOs other than Mr. Aitken was based solely on the corporate plan metrics and Mr. Aitken’s annual cash bonus was based half on corporate plan metrics and half on team metrics, as described below.
A minimum level of performance must be achieved before any payouts are earned, while a payout of up to 200% of target bonus potential can be achieved for superior performance on the corporate plan metrics. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then none of the bonus is earned and no payout is made.
The annual cash bonus plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.
In 2019, the Company instituted a team metric component of the annual cash bonus plan applicable to a portion of the associates eligible for the plan. Those associates typically received 50% of their bonus based on the corporate results and the remaining 50% based on between one and three team metrics tied to the results of their business unit or function. The purpose of the team metric component is to support line of sight between individual behavior and the incentive payout, and is designed to reward high performing teams and to allow associates to have an even more direct influence on their bonus payout. Mr. Aitken is the only NEO whose annual cash bonus plan included team metrics, as his role supports enterprise marketing, alternative profit businesses, and 84.51, Kroger’s data analytics business unit. His annual bonus was allocated as follows: 50% corporate annual bonus plan metrics; 25% alternative profit streams results; and 25% supermarket identical sales results. The annual cash bonus for all other NEOs was based 100% on the corporate plan metrics as their roles support the enterprise as a whole.
Establishing Annual Cash Bonus Potentials
The Compensation Committee establishes annual cash bonus potentials for each NEO, other than the CEO, whose annual cash bonus potential is established by the independent directors. Actual payouts represent the extent to which performance meets or exceeds the goals established by the Compensation Committee.
The Compensation Committee considers multiple factors in making its determination or recommendation as to annual cash bonus potentials:
•
The individual’s level within the organization, as the Compensation Committee believes that more senior executives should have a more substantial part of their compensation dependent upon Kroger’s performance;

•	The individual’s salary, as the Compensation Committee believes that a significant portion of a NEO’s total cash compensation should be dependent upon Kroger’s performance;
•	Individual performance;
•	The recommendation of the CEO for the other NEOs; and
•	The compensation consultant’s benchmarking report regarding annual cash bonus potential and total compensation awarded by our peer group.

2019 Annual Cash Bonus Plan Metrics
The corporate annual cash bonus plan is a broad-based plan used across the Kroger enterprise. Approximately 53,000 associates receive bonus payouts based all or in part on the bonus plan described below. The 2019 corporate annual cash bonus plan had the following measurable performance metrics, all of which are interconnected:
Metric	Weight	Rationale for Use
ID Sales, excluding fuel		•
Identical Sales (“ID Sales”) represent sales, excluding fuel, at our supermarkets that have been open without expansion or relocation for five full quarters, plus sales growth at all other customer-facing non-supermarket business, including Kroger Specialty Pharmacy and ship to home solutions.

		•
The change in this metric from ID Supermarket Sales, excluding fuel, to total company ID Sales, excluding fuel, is consistent with a change in the Company’s reporting during fiscal year 2018. We now calculate ID Sales to be more inclusive of Company business units, and this measure presents a comprehensive view of our performance as we redefine the grocery customer experience, and is therefore a more appropriate measure of company performance than ID Supermarket Sales.

	Combined 67%	•	We believe that ID sales are the best measure of real growth of our sales across the enterprise. A key driver of our model is ID Sales growth.
Adjusted FIFO Operating Profit, including fuel		•
Adjusted FIFO Operating Profit, including fuel, is a key measure of company success. An earnings measure like this helps track our earnings from operations, and it measures our day-to-day operational effectiveness.

		•
Adjusted FIFO Operating Profit is a non-GAAP calculation reflecting operating profit, including fuel, minus the LIFO charge, and adjusted by excluding certain items included in FIFO Operating Profit. This calculation is the non-GAAP adjusted operating profit measure that we disclose, and reconcile, in our financial statements.

Kroger Way Plans	33%	•
Each major business line and department created a Kroger Way Plan – a strategic business plan to directly support one of the four pillars of Restock Kroger; each of which outlines both the resource allocation and the return commitment for that plan.

		•
We measure the success of the Kroger Way Plans with an internal calculation called Restock Savings & Benefits, which is a combination of cost savings generated under our Kroger Way Plans, incremental profits from ID sales growth, and incremental net operating profit from our alternative profit streams.

Total of 3 Metrics	100%

2019 Annual Cash Bonus Plan Results
The 2019 goals established by the Compensation Committee, the actual 2019 results, and the bonus percentage earned for each of the performance metrics of the 2019 corporate annual bonus plan were as follows.
The first component of the corporate annual bonus plan, accounting for 67% of the payout, is ID sales, excluding fuel, and adjusted FIFO operating profit, including fuel, determined on the following grid with payouts interpolated for actual performance levels between the defined goals on the grid:
2019 Corporate Annual Cash Bonus Plan Metrics – ID Sales and OP
		ID Sales, excluding Fuel
		1.30%	1.70%	2.40%	2.70%	3.10%
Adjusted FIFO Operating Profit,	$2,750 to 3,000	15%	35%	70%	85%	105%
including Fuel	Greater than $3,000 to 3,100	20%	60%	130%	170%	200%
(in millions)	Greater than $3,100	20%	60%	130%	170%	250%
The second component of the corporate annual bonus plan, accounting for 33% of the payout is progress on proprietary strategic business plans known as Kroger Way Plans, measured by Restock Savings & Benefits:
2019 Corporate Annual Cash Bonus Plan Metrics – Restock Savings & Benefits
Restock Savings & Benefits Results	Payout
Less than $1.36 Billion	0% payout
$1.36 Billion to $1.46 Billon	Interpolated payout between 1 and 99%
$1.46 Billon	100% payout
2019 Corporate Annual Cash Bonus Plan – Actual Results and Payout Percentages
Performance Metrics	Result	Payout Percentage[1] (A)	Weight (B)	Amount Earned (A) x (B)
ID Sales/OP	ID Sales = 2.01% OP = $2.96 Billion	50.5%	67%	33.84%
Kroger Way Plans	$1.41 Billion	46.2%	33%	15.25%
Total Earned				49.09%
(1)	See grids above.
Following the close of the 2019 fiscal year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Our performance compared to the goals established by the Compensation Committee resulted in a payout on the 2019 corporate annual bonus of 49.09% of the participant’s bonus potential for all of the NEOs except Mr. Aitken. Mr. Aitken’s annual bonus payout of 58.0% of his bonus potential included the corporate annual plan described above and two team metrics, as follows:
Mr. Aitken’s Corporate Plan & Team Metrics – Actual Results and Payout Percentages
	Payout Percentage (A)	Weight (B)	Amount Earned (A) x (B)
Corporate Annual Bonus Plan	49.09%	50%	24.55%
Alternative Profit Streams	93.0%	25%	23.25%
Supermarket ID Sales	41.0%	25%	10.25%
Total Earned			58.0%

In 2019, as in all years, the Compensation Committee retained the ability to reduce the annual cash bonus payout for all executive officers, including the NEOs, if the Compensation Committee determined for any reason that the bonus payouts were not appropriate given their assessment of Company performance – however, no adjustments were made in 2019. The independent directors retained that discretion for the CEO’s bonus. The Compensation Committee and the independent directors also retained the ability to adjust the goals for each metric under the plan should unanticipated developments arise during the year – however no adjustments were made in 2019.
The actual corporate annual cash bonus percentage payout for 2019 reflects growth over 2018 in both ID Sales, excluding fuel, and Adjusted FIFO Operating Profit, including fuel, but performance below business plan objectives on both measures. The strong link between pay and performance is illustrated by a comparison of earned amounts under our annual cash bonus plan in previous years, such as 2016 and 2017, when payouts were particularly low. In those years, we failed to achieve many of our business plan objectives. A comparison of actual percentage payouts this year and in prior years demonstrates the variability of the corporate annual cash bonus compensation and its strong link to our performance:
Fiscal Year	Annual Cash Bonus Payout Percentage
2019	49.09%
2018	91.2%
2017	3.8%
2016	19.9%
2015	126.7%
2014	121.5%
2013	104.9%
2012	85.9%
2011	138.7%
2010	53.9%
As described above, the corporate annual cash bonus payout percentage is applied to each NEO’s bonus potential (along with team metrics for Mr. Aitken) which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual cash bonuses paid to the NEOs for 2019 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and footnote 3 to that table.
Long-Term Compensation Program
The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of NEO compensation is dependent on the achievement of the Company’s long-term goals. Long-term compensation promotes long-term value creation and discourages the over-emphasis of attaining short-term goals at the expense of long-term growth.
The long-term incentive program is structured to be a combination of performance- and time-based compensation that reflects elements of financial and common share performance to provide both retention value and alignment with company performance. Each year, NEOs receive grants under the long-term compensation program, which is structured as follows:
•	Performance-Based
○
Long-term performance-based compensation is provided under a Long-Term Incentive Plan adopted by the Compensation Committee. The Committee adopts a new plan every year, measuring improvement on the Company’s long-term goals over successive three-year periods. Accordingly, at any one time there are three plans outstanding, which are summarized below.

○
Under the Long-Term Incentive Plans, NEOs receive grants of equity called performance units, and until 2019 received cash “grants” as well. A fixed number of performance units based on level and individual performance is awarded to each participant at the beginning of the three-year performance period and prior to 2019 a cash bonus base was set as well.

○
Payouts under the plan are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals.

○
The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash bonus potential (for plans prior to 2019) and the number of performance units awarded.

○
Performance units are “paid out” in Kroger common shares based on actual performance, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares.

•	Time-Based
○	Long-term time-based compensation consists of stock options and restricted stock, which are linked to common share performance creating alignment between the NEOs’ and our shareholders’ interests.
○
Stock options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant, further aligning the NEOs’ and our shareholders’ interests.

The Compensation Committee considers several factors in determining the target value of long-term compensation awarded to the NEOs or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:
•	The NEO’s level in the organization and the internal relationship of long-term compensation awards within Kroger;
•	The compensation consultant’s benchmarking report regarding long-term compensation awarded by our peer group;
•	Individual performance; and
•	The recommendation of the CEO, for the other NEOs.
Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.
Summary of Three Long-Term Incentive Plans Outstanding During 2019
The Compensation Committee adopts a new Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. Additional detail regarding each of the three plans is provided below, and a summary of the design of the plans outstanding during 2019 is as follows:
	2017-2019 LTIP	2018-2020 LTIP	2019-2021 LTIP
Cash Component	Participant’s salary at the end of FY 2016	Cash bonus potential set by Compensation Committee	No cash component
Performance Units and Dividends
Performance units are equity grants which are “paid out” in Kroger common shares, based on actual performance at the end of the 3-year performance period, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares ultimately earned.

Performance Metrics	1/3 = original metrics 2/3 = Restock Kroger metrics	Restock Kroger metrics + ROIC multiplier	Restock Kroger metrics + ROIC multiplier
Determination of Payout	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the long-term cash bonus potential and the number of performance units awarded.		The payout percentage, based on the extent to which the performance metrics are achieved, is applied to number of performance units awarded.
Maximum Payout	100%	120%	120%
Payout Date	March 2020	March 2021	March 2022

Recap of 2018 Realignment of Long-Term Plans
As previously disclosed by the Company, in October 2017, we announced Restock Kroger, our three-year plan to redefine the food and grocery customer experience in America and to create value for our shareholders. Since we implement a new three-year long-term incentive plan each year, at any one time, there are three outstanding plans, as was the case in 2018. Because the 2016-2018 and 2017-2019 long-term plans were mid-cycle, we felt strongly that we should focus on Restock Kroger metrics rather than having competing priorities. As a result, in setting 2018 compensation, the Compensation Committee determined that the metrics of the two mid-cycle plans should be modified to align with Restock Kroger and the payouts for the NEOs should be addressed as described below.
The first mid-cycle plan, the 2016-2018 Long-Term Incentive Plan paid out in March 2019 and was disclosed in our proxy statement filed in May 2019. For the second mid-cycle plan, the 2017-2019 Long-Term Incentive Plan, fiscal year 2017 performance was measured on the pre-existing plan metrics and was applied to one-third of the previously granted cash and performance unit bonus target amounts. Fiscal years 2018 and 2019 performance was measured on the Restock Kroger metrics of Cumulative Restock Savings & Benefits and Cumulative Free Cash Flow and was applied to two-thirds of the previously granted cash and performance unit bonus target amounts.
The Restock Kroger metrics are calculated as follows:
•
Cumulative Restock Savings & Benefits is an internal calculation that is a combination of cost savings generated under our Kroger Way Plans; incremental profits from ID sales growth; and incremental net operating profit from our alternative profit streams.

•
Cumulative Free Cash Flow is an adjusted free cash flow measure calculated as net cash provided by operating activities minus net cash used by investing activities plus or minus adjustments for certain items.

With respect to the mid-cycle plans, we did not adjust the cash bonus potentials or re-issue previously issued performance unit grants, we did not allow the re-earning of cash and performance units that were not earned in the completed year(s) of the outstanding plans, and we did not change the timing of the payout under the outstanding plans.
2017-2019 Long-Term Incentive Plan – Results
The 2017 Long-Term Incentive Plan, which measured performance over the three-year period from 2017 to 2019, paid out in March 2020. The 2017 plan was modified during 2018 as described above and was calculated in two parts as follows:
Part 1: Fiscal year 2017 performance was measured on the existing plan metrics and was applied to one-third of the previously granted cash and performance unit bonus target amounts.
Metric	Baseline	Result	Improvement (A)	Payout per Improvement (B)	Percentage Earned (A) x (B)
Customer 1st Strategy(1)	*	*	No improvement	4.0%	0.0%
Improvement in Associate Engagement(1)	*	*	No improvement	4.0%	0.0%
Reduction in Operating Cost as a Percentage of Sales, without Fuel(2)	26.17%	27.17%	No improvement	0.5%	0.0%
Return on Invested Capital(3)	13.23%	11.20%	No improvement	1.0%	0.0%
Total					0.0%
(1)
The Customer 1st Strategy and Improvement in Associate Engagement components were established by the Compensation Committee at the beginning of the performance period, but are not disclosed as they are competitively sensitive.

(2)
Operating Costs is a non-GAAP measure and is calculated as the sum of (i) operating, general and administrative expenses, depreciation and amortization, and rent expense, without fuel, and (ii) warehouse and transportation costs, shrink, and advertising expenses, for our supermarket operations, without fuel.

Operating costs exclude one-time expenses incurred in lieu of future anticipated obligations. Future expenses that are avoided by virtue of the incurrence of the one-time expense will be deemed to be total operating costs in the year in which they otherwise would have been incurred.
(3)
Return on invested capital is a non-GAAP measure and is calculated by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our last-in, first out (“LIFO”) charge, depreciation and amortization, and rent. Average invested capital is calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization, and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, and (iv) the average other current liabilities, excluding accrued income taxes.

Part 2: Fiscal year 2017 and 2018 performance was measured on the Restock Kroger metrics of Cumulative Restock Savings & Benefits and Cumulative Free Cash Flow, with each metric accounting for 50% of the payout. The payout percentage was applied to two-thirds of the previously granted cash and performance unit bonus target amounts.
	Cut in = 50% Payout	Goal = 100% Payout	Result	Payout Percentage	Weight	Payout Amount
Cumulative Restock Savings & Benefits	$1.95B	$2.50B	$2.51B	100%	50%	50%
Cumulative Free Cash Flow(1)	$2.80B	$4.00B	$3.59B	83%	50%	41.5%
Total Payout						91.5%
(1)
Cumulative Free Cash Flow is a non-GAAP measure calculated as net cash provided by operating activities minus net cash used by investing activities plus, in this case, an amount equal to cash taxes paid on the gain on the sale of Turkey Hill Dairy and You Technology.

Accordingly, no payout was earned on one-third of the bonus target and 91.5% payout was earned on two-thirds of the bonus target, resulting in a 61.0% overall payout. The NEOs received long-term cash bonus payments in an amount equal to 61.0% of that executive’s long-term cash bonus potential and were issued the number of Kroger common shares equal to 61.0% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period.
The cash payout and dividends paid on common shares earned under the 2017-2019 Long-Term Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table and footnotes 3 and 5 to that table, respectively, and the common shares issued under the plan are reported in the 2019 Option Exercises and Stock Vested Table and footnote 2 to that table.
2018-2020 Long-Term Incentive Plan Metrics
Our 2018-2020 Long-Term Incentive Plan has performance metrics tied entirely to Restock Kroger goals of Cumulative Restock Savings & Benefits and Cumulative Free Cash Flow, with a return on invested capital modifier.
Each of the following plan components account for 50% of the potential payout percentage.
Plan Component	2018-2020
Cumulative Restock Savings & Benefits
Cut in = 50% payout	$3.0B
Goal = 100% payout	$4.450B
Cumulative Free Cash Flow
Cut in = 50% payout	$4.875B
Goal = 100% payout	$6.5B

After the calculation of the two metrics above, a Return on Invested Capital multiplier is applied, as follows:
ROIC Modifier Component
ROIC Results	Payout Modifier
Less than 12.12%	80%
12.12% - 12.32%	100%
Greater than 12.32%	120%
The payout percentage is applied to the cash bonus base and the number of performance units granted under the plan to determine the payout amount.
Long-Term Compensation – 2019 Redesign
Previously, long-term compensation was delivered via four long-term compensation vehicles: long-term cash bonus, performance units, stock options, and restricted stock. These four elements existed in the 2017-2019 Long-Term Incentive Plan and remain in the mid-cycle 2018-2020 Long-Term Incentive Plan.
In 2019, the Compensation Committee considered both feedback from shareholders and market practices and made two fundamental changes to the Company’s long-term compensation program, which is applicable to all associates who are Vice President level and higher, including NEOs:
•	The Committee eliminated the cash portion of the long-term performance-based compensation, maintaining only equity, in the form of performance units, in the plan.
•
With respect to the equity grants awarded each year, the Committee combined time-based and performance based long-term equity into one program with consistent guidelines and rebalanced the forms of equity as follows:

○	50% performance units
○	30% restricted stock
○	20% stock options
Accordingly, starting in 2019, all long-term compensation is equity-based, and fifty percent of equity granted under the program is performance based.
2019-2021 Long-Term Incentive Plan Metrics
The 2019-2021 Long-Term Incentive Plan reflects existing Restock Kroger metrics for the final two years of the 2018-2020 Restock Kroger financial plan, along with an ROIC component for fiscal year 2021. Each of the following plan components account for 50% of the potential payout percentage.
Plan Component	2019-2020
Cumulative Restock Savings & Benefits
Cut in = 50% payout	$2.050B
Goal = 100% payout	$3.434B
Cumulative Free Cash Flow
Cut in = 50% payout	$3.675B
Goal = 100% payout	$4.640B
After the calculation of the two metrics above, a 2021 Return on Invested Capital multiplier is applied, as follows:
ROIC Modifier Component
FY 2021 ROIC Results	Payout Modifier
Less than 12.24%	80%
12.24% - 12.44%	100%
Greater than 12.44%	120%

The payout percentage is applied to the number of performance units granted under the plan to determine the payout amount.
Stock Options and Restricted Stock
Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs. Kroger historically has distributed time-based equity awards widely, aligning the interests of employees with your interest as shareholders.
The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted after Kroger’s public release of its quarterly earnings results.
The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2019, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a four-year ratable vesting schedule, with the exception of promotion awards with three-year ratable vesting schedules.
As discussed below under Stock Ownership Guidelines, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, the shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, until applicable stock ownership guidelines are met, unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.
Retirement and Other Benefits
Kroger maintains several defined benefit and defined contribution retirement plans for its employees. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 4 to the Summary Compensation Table and the 2019 Pension Benefits Table and the accompanying narrative.
Kroger also maintains an executive deferred compensation plan in which some of the NEOs participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2019 Nonqualified Deferred Compensation Table and the accompanying narrative.
Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management employees who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP has a double-trigger change in control provision and it provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a “change in control” of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and target annual bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.
With respect to awards prior to 2019, performance-based long-term cash bonus, performance unit, stock option, and restricted stock agreements with award recipients provide that those awards “vest,” with 50% of the long-term cash bonus potential being paid, common shares equal to 50% of the performance units being awarded, options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements. Grants made in 2019 have double trigger change in control provisions and the “vesting” described above is only triggered if an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the grant agreement, and consistent with KEPP).
None of the NEOs are party to an employment agreement.

Perquisites
Our NEOs receive limited perquisites as the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives a substantial amount of compensation in the form of perquisites.
Process for Establishing Executive Compensation
The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.
The Compensation Committee directly engaged Korn Ferry as a compensation consultant to advise the Compensation Committee in the design of compensation for executive officers, through the 2019 compensation planning cycle.
Korn Ferry conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several bases, as described above, on which the Compensation Committee determines compensation. The consultant assessed:
•	base salary;
•	target performance-based annual cash bonus;
•	target annual cash compensation (the sum of salary and annual cash bonus potential);
•	long-term incentive compensation, comprised of performance units, stock options and restricted stock; and
•	total direct compensation (the sum of target annual cash compensation and long-term compensation).
In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.
The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2019, our peer group consisted of:
Best Buy	Home Depot	Target
Cardinal Health	Johnson & Johnson	TJX Companies
Costco Wholesale	Lowes	Wal-Mart
CVS Health	Procter & Gamble	Walgreens Boots Alliance
Express Scripts	Sysco
The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. The Compensation Committee modified the peer group in 2016 because of industry consolidation and other competitive forces. In addition, the Compensation Committee considered data from “general industry” companies provided by its independent compensation consultant, a representation of major publicly-traded companies of similar size and scope from outside the retail industry. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2019 revenue for the peer group was $96 billion, compared to our 2019 revenue of $121 billion.
Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash bonus potential to our NEOs that, if achieved at superior levels, would cause total cash compensation to be meaningfully above the median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee.
The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual bonus, the independent directors make two determinations: (1) the annual cash bonus potential that will be multiplied by the corporate annual cash bonus payout percentage earned that is applicable to the NEOs and (2) the annual cash bonus amount paid to the CEO by retaining discretion to reduce the annual cash bonus percentage payout the CEO would otherwise receive under the formulaic plan.
The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs, the Compensation Committee:
•
Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs including a summary for each NEO of salary; performance-based annual cash bonus; long-term performance-based equity comprised of performance units, stock options and restricted stock.

•
Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•
Reviews a report from the Compensation Committee’s compensation consultant reflecting a comprehensive review of each element of pay mix, both annual and long-term and comparing NEO compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

•
Takes into account a recommendation from the CEO (except in the case of his own compensation) for salary, annual cash bonus potential and long-term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.
Looking Ahead – 2020 Compensation
As of the date of this Proxy Statement, Kroger’s operations have been affected by the COVID-19 pandemic. Numerous uncertainties have been created by the pandemic, and certain aspects of our compensation programs may later be revised or modified once the Compensation Committee has had an opportunity to fully evaluate the impact of COVID-19 on our business. The Compensation Committee will work with its independent compensation consultant, Korn Ferry, to evaluate any potential changes to our executive compensation design. With that important caveat, we are providing a preview of our 2020 compensation programs.
•	Our 2020 Annual Cash Bonus Plan is likely to have the following components: ID sales, excluding fuel and adjusted FIFO operating profit, including fuel, with an associate experience kicker.
•
With respect to our long-term performance-based compensation, since 2018, Kroger’s metrics in its Long-Term Incentive Plans have focused on key Restock Kroger metrics. With the three-year financial targets of the 2018-2020 Restock Kroger plan concluding in 2020, the Compensation Committee reconsidered the long-term incentive plan framework. In November 2019, Kroger committed to investors an 8-11% Total Shareholder Return (TSR) target. The Committee determined that going forward, the Long-Term Incentive Plan metrics should align with Kroger’s long-term business plans and guidance that we communicated to shareholders. Accordingly, the 2020-2022 Long-Term Bonus Plan is likely to have the following components which support our long term business plans: total sales without fuel + fuel gallons; cumulative growth in net operating profit; cumulative growth in free cash flow; a fresh metric; and a total shareholder return modifier.

Shareholder Engagement & the 2019 Advisory Vote to Approve Executive Compensation
At the 2019 annual meeting, we held our ninth annual advisory vote on executive compensation. Over 89% of the votes cast were in favor of the advisory vote in 2019. In 2019, we also requested meetings with shareholders representing 43% of our outstanding shares during the proxy season and off-season engagement and ultimately engaged with shareholders representing 36% of our outstanding shares. Conversations with our shareholders in these meetings included discussions of our compensation program, with our shareholders providing feedback that they appreciate the pay for performance nature of our program’s structure. In light of this feedback and benchmarking to market practices, along with the strong support for our executive compensation program at the 2019 annual meeting, the Compensation Committee made a number of changes in the structure of our compensation programs for 2019 described above.
Stock Ownership Guidelines
To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:
Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Group Vice Presidents, Division Presidents, and Other Designated Key Executives	2 times base salary
Non-employee Directors	5 times annual base cash retainer
All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.
Executive Compensation Recoupment Policy (Clawback)
If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual cash bonus or a long-term cash bonus in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Compensation Committee will take into consideration all factors that it deems appropriate, including:
•	the materiality of the amount of payment involved;
•	the extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;
•	individual officer culpability, if any; and
•	other factors that should offset the amount of overpayment.
Compensation Policies as They Relate to Risk Management
As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating employees are designed to, among other things, attract and retain high quality and engaged employees. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.
Prohibition on Hedging and Pledging
After considering best practices related to ownership of Kroger shares, the Board adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code
Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).
As a result, performance-based compensation that the Compensation Committee structured with the intent of qualifying as performance-based compensation under Section 162(m) prior to the change in the law may or may not be fully deductible, depending on the application of the Transition Rule. In addition, compensation arrangements structured following the change in law will be subject to the Section 162(m) limitation (without any exception for performance-based compensation). Consistent with its past practice, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.
Compensation Committee:
Clyde R. Moore, Chair
Susan J. Kropf
Jorge P. Montoya
James A. Runde

Executive Compensation Tables
Summary Compensation Table
The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
W. Rodney McMullen	2019	$1,311,849	$8,400,002	$2,100,170	$2,006,450	$6,962,485	$348,692	$21,129,648
Chairman and Chief	2018	$1,311,984	$4,999,996	$2,367,858	$2,692,833	$335,955	$329,246	$12,037,872
Executive Officer	2017	$1,318,752	$5,166,317	$2,700,116	$359,806	$1,690,923	$298,463	$11,534,377
Gary Millerchip	2019	$472,561	$2,350,034	$775,042	$442,755	$0	$101,888	$4,142,280
Senior Vice President	—	—	—	—	—	—	—	—
and Chief Financial Officer(6)	—	—	—	—	—	—	—	—
Stuart Aitken	2019	$822,460	$2,225,025	$600,051	$830,446	$0	$134,801	$4,612,783
Senior Vice President,	2018	$724,946	$1,059,224	$224,548	$817,670	$0	$107,830	$2,934,218
Alternative Business	2017	$721,328	$1,275,567	$262,612	$160,015	$0	$110,363	$2,529,884
Yael Cosset	2019	$638,519	$1,825,016	$500,042	$572,191	$0	$110,044	$3,645,812
Senior Vice President	—	—	—	—	—	—	—	—
and Chief Information Officer	—	—	—	—	—	—	—	—
Michael Donnelly	2019	$922,516	$3,200,002	$800,064	$1,060,269	$4,111,824	$235,009	$10,329,684
Executive Vice President	2018	$885,677	$2,355,780	$769,118	$1,344,160	$205,544	$133,014	$5,693,293
And Chief Operating Officer	2017	$817,967	$2,230,028	$780,637	$183,832	$1,032,483	$247,149	$5,292,096
J. Michael Schlotman	2019	$854,879	$1,792,989	$0	$1,061,055	$4,207,937	$550,563	$8,467,423
Executive Vice President and	2018	$907,292	$2,350,843	$752,700	$1,374,160	$295,994	$91,133	$5,772,122
Retired Chief Financial Officer(6)	2017	$898,316	$ 1,973,228	$ 1,040,846	$207,136	$873,808	$242,637	$5,235,971
(1)
Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2019:

Name	Restricted Stock	Performance Units
Mr. McMullen	$3,150,007	$5,249,995
Mr. Millerchip	$1,350,035	$999,999
Mr. Aitken	$975,026	$1,249,999
Mr. Cosset	$825,017	$999,999
Mr. Donnelly	$1,200,004	$1,999,998
Mr. Schlotman	0	$1,792,989
The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2019.
Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2019 performance unit awards at the grant date is as follows:
Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$6,299,994
Mr. Millerchip	$1,199,999
Mr. Aitken	$1,499,999
Mr. Cosset	$1,199,999
Mr. Donnelly	$2,399,998
Mr. Schlotman	$2,151,587

(2)
These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2019.

(3)	Non-equity incentive plan compensation earned for 2019 consists of amounts earned under the 2019 performance-based annual cash bonus plan and the 2017-2019 Long-Term Incentive Plan.
Name	Annual Cash Bonus	Long-Term Cash Bonus
Mr. McMullen	$1,227,175	$779,275
Mr. Millerchip	$254,875	$187,880
Mr. Aitken	$406,343	$424,103
Mr. Cosset	$258,651	$313,540
Mr. Donnelly	$589,044	$471,225
Mr. Schlotman	$543,733	$517,322
In accordance with the terms of the 2019 performance-based annual cash bonus plan, Kroger paid 49.09% to all of the NEOs except for Mr. Aitken who received 58.0%, reflecting results of the corporate annual bonus plan and Mr. Aitken’s team metrics as described in the CD&A. These amounts were earned with respect to performance in 2019 and paid in March 2020. See “2019 Annual Cash Bonus Plan Results” in the CD&A for more information on this plan.
The long-term cash bonus awarded under the 2017-2019 Long-Term Incentive Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. See “2017-2019 Long-Term Incentive Plan – Results” in the CD&A for more information on this plan.
(4)
For 2019, the amounts reported consist of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under a defined benefit pension plan (including supplemental plans), which applies to Messrs. McMullen, Donnelly and Schlotman, and preferential earnings on nonqualified deferred compensation, which applies to Messrs. McMullen and Donnelly. The remainder of the NEOs do not participate in a nonqualified deferred compensation plan.

Name	Change in Pension Value	Preferential Earnings on Nonqualified Deferred Compensation
Mr. McMullen	$6,840,110	$122,375
Mr. Millerchip	$—	$—
Mr. Aitken	$—	$—
Mr. Cosset	$—	$—
Mr. Donnelly	$4,104,897	$6,927
Mr. Schlotman	$4,207,937	$—
Change in Pension Value. These amounts represent the aggregate change in the actuarial present value of accumulated pension benefits. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The increase in the actuarial present value of accumulated pension benefits for 2019 compared to 2018 is due to additional benefits accrued, as applicable, driven by an increase in average annual earnings, the decrease in the discount rate, and the decrease in IRC  417(e) segment rates used to convert the Dillon profit sharing offset to an annuity, slightly offset by the mortality projection scale update. Please see the 2019 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits. The Company froze the compensation and service periods used to calculate pension benefits for active employees who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active employees will no longer accrue additional benefits for future service and eligible compensation received under these plans.
Preferential Earnings on Nonqualified Deferred Compensation. Messrs. McMullen and Donnelly participate in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CEO and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In fifteen of the twenty-four years in which at least one NEO deferred compensation, the rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2019 earn interest at a rate higher than 120% of the corresponding federal rate; accordingly, there are preferential earnings on these amounts.
(5)
Amounts reported in the “All Other Compensation” column for 2019 include Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. The following table identifies the value of each benefit.

Name	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock	Other(b)
Mr. McMullen	$4,983	$122,129	$221,580	—
Mr. Millerchip	$43,928	$8,408	$49,552	—
Mr. Aitken	$75,608	$10,732	$48,461	—
Mr. Cosset	$53,890	$8,387	$47,767	—
Mr. Donnelly	$105,252	$31,906	$97,851	—
Mr. Schlotman	$—	$41,454	$73,989	$435,120
(a)
Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating employees. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution plan restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code. The aggregate amounts in the table above include the following additional contributions for Mr. Donnelly for 2019: a $14,000 matching contribution to the Dillon Companies, Inc. Employees’ Profit Sharing Plan and a $87,377 matching contribution to the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan.

(b)
Other.  In 2019, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000. Mr. Schlotman received $435,120 for banked vacation which was paid out upon his retirement.

(6)
Mr. Schlotman served as our Chief Financial Officer until April 3, 2019 and as our Executive Vice President until his retirement from the Company on December 31, 2019.  Mr. Millerchip succeeded him as Chief Financial Officer on April 4, 2019.

2019 Grants of Plan-Based Awards
The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2019.
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)	Maximum ($)	Target (#)(2)	Maximum (#)(2)
W. Rodney McMullen		$2,500,000(1)	$5,000,000(1)
	3/14/2019					127,273			$3,150,007
	3/14/2019						348,259	$24.75	$2,100,170
	3/14/2019			212,121	254,545				$5,249,995

Gary Millerchip		$550,000(1)	$1,100,000(1)
	3/14/2019					33,334			$825,017
	7/15/2019					23,778			$525,018
	3/14/2019						82,919	$24.75	$500,042
	7/15/2019						51,116	$22.08	$275,000
	3/14/2019			40,404	48,485				$999,999

Stuart Aitken		$700,000(1)	$1,400,000(1)
	3/14/2019					39,395			$975,026
	3/14/2019						99,503	$24.75	$600,051
	3/14/2019			50,505	60,606				$1,249,999

Yael Cosset		$550,000(1)	$1,100,000(1)
	3/14/2019					33,334			$825,017
	3/14/2019						82,919	$24.75	$500,042
	3/14/2019			40,404	48,485				$999,999

Michael J. Donnelly		$1,200,000(1)	$2,400,000(1)
	3/14/2019					48,485			$1,200,004
	3/14/2019						132,670	$24.75	$800,064
	3/14/2019			80,808	96,970				$1,999,998

J. Michael Schlotman		$1,200,000(1)	$2,400,000(1)
	3/14/2019			72,444	86,933				$1,792,989
(1)
These amounts relate to the 2019 performance-based annual cash incentive bonus plan. The amount listed under “Target” represents the annual cash incentive bonus potential of the NEO. By the terms of the plan, payouts are limited to no more than 200% of a participant’s annual cash incentive bonus potential; accordingly, the amount listed under “Maximum” is two times that officer’s annual cash incentive bonus potential amount. The amounts actually earned under this plan were paid in March 2020 and are included in the Summary Compensation Table for 2019 in the “Non-Equity Incentive Plan Compensation” column and are described in footnote 3 to that table under “Annual Cash Bonus.”

(2)
These amounts represent performance units awarded under the 2019 Long-Term Incentive Plan, which covers performance during fiscal years 2019, 2020 and 2021. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award or 120% of the target amount. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2019 in the “Stock Awards” column and described in footnote 1 to that table.

(3)
These amounts represent the number of shares of restricted stock granted in 2019. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2019 in the “Stock Awards” column and described in footnote 1 to that table.

(4)
These amounts represent the number of stock options granted in 2019. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2019 in the “Option Awards” column.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the incentive potential amounts for the performance-based annual cash incentive awards (shown in this table as “Target”) and the number of performance units awarded for the long-term incentive awards (shown in this table as “Target”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual cash incentive plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 200% of the target amount. The potential values for performance units awarded under the 2019-2021 Long-Term Incentive Plan are more particularly described in the CD&A.
The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first four anniversaries of the grant date, so long as the officer remains a Kroger employee, except for Messrs. Millerchip’s, Aitken’s, and Cosset’s March 2019 award included restricted stock awards of 9,091 shares and 16,584 stock options as special awards granted in connection with promotions that each vest in equal amounts on each of the first three anniversaries of the grant date. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2019 Outstanding Equity Awards at Fiscal Year-End
The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2019. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $26.86 on January 31, 2020, the last trading day of fiscal 2019.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	140,000	—	$10.08	6/24/2020	17,219(9)	$462,502
	182,880	—	$12.37	6/23/2021	40,022(10)	$1,074,991
	194,880	—	$10.98	7/12/2022	98,168(11)	$2,636,792
	194,880	—	$18.88	7/15/2023	63,321(11)	$1,700,802
	300,000	—	$24.67	7/15/2024	127,273(12)	$3,418,553
	188,332	47,083(1)	$38.33	7/15/2025
	214,854	143,237(2)	$37.48	7/13/2026			61,268(19)	$1,754,095
	229,250	343,877(3)	$22.92	7/13/2027			95,242(20)	$2,737,265
	87,323	261,970(3)	$28.05	7/13/2028
		348,259(4)	$24.75	3/14/2029
Gary Millerchip	9,600	—	$24.67	7/15/2024	1,014(9)	$27,236
	11,193	2,799(1)	$38.33	7/15/2025	3,447(10)	$92,586
	16,782	11,190(2)	$37.48	7/13/2026	7,671(11)	$206,043
	8,726	26,179(3)	$22.92	7/13/2027	16,362(13)	$439,483
	7,562	22,689(3)	$28.05	7/13/2028	7,795(11)	$209,374
		66,335(4)	$24.75	3/14/2029	24,243(12)	$651,167
		16,584(5)	$24.75	3/14/2029	9,091(14)	$244,184
		51,116(6)	$22.08	7/15/2029	23,778(15)	$638,677
		—					4,523(19)	$129,503
		—					18,141(20)	$521,384
Stuart Aitken	17,860	4,466(1)	$38.33	7/15/2025	1,618(9)	$43,459
	20,896	13,932(2)	$37.48	7/13/2026	4,281(10)	$114,988
	22,296	33,446(3)	$22.92	7/13/2027	10,500(11)	$282,030
	8,281	24,843(3)	$28.05	7/13/2028	16,362(13)	$439,483
		82,919(4)	$24.75	3/14/2029	9,172(11)	$246,360
		16,584(5)	$24.75	3/14/2029	30,304(12)	$813,965
		—			9,091(14)	$244,184
		—					16,673(19)	$477,349
		—					22,677(20)	$651,730
Yael Cosset	11,193	2,799(1)	$38.33	7/15/2025	1,014(9)	$27,236
	10,878	7,252(2)	$37.48	7/13/2026	2,074(10)	$55,708
	3,979	2,653(7)	$31.25	9/15/2026	1,280(16)	$34,381
	4,244	6,367(8)	$28.83	3/9/2027	3,330(17)	$89,444
	17,406	26,110(3)	$22.92	7/13/2027	9,163(11)	$246,118
	7,374	22,125(3)	$28.05	7/13/2028	16,362(13)	$439,483
		66,335(4)	$24.75	3/14/2029	12,033(11)	$323,206
		16,584(5)	$24.75	3/14/2029	24,243(12)	$651,167
		—			9,091(14)	$244,184
		—					4,656(19)	$133,298
		—					18,141(20)	$521,384
Michael J. Donnelly	70,720	—	$12.37	6/23/2021	5,910(9)	$158,743
	50,720	—	$10.98	7/12/2022	11,847(10)	$318,210
	50,720	—	$18.88	7/15/2023	29,058(11)	$780,498
	60,000	—	$24.67	7/15/2024	14,135(18)	$379,666
	47,943	11,986(1)	$38.33	7/15/2025	39,594(11)	$1,063,495
	62,116	41,412(2)	$37.48	7/13/2026	48,485(12)	$1,302,307
	66,279	99,419(3)	$22.92	7/13/2027
	28,364	85,092(3)	$28.05	7/13/2028			20,370(19)	$583,184
		132,670(4)	$24.75	3/14/2029			36,283(20)	$1,042,767
J. Michael Schlotman	91,280	—	$12.37	6/23/2021	7,722(9)	$207,413
	109,280	—	$18.88	7/15/2023	15,795(10)	$424,254
	80,000	—	$24.67	7/15/2024	38,742(11)	$1,040,610
	85,224	21,307(1)	$38.33	7/15/2025	38,891(11)	$1,044,612
	82,822	55,216(2)	$37.48	7/13/2026
	88,372	132,558(3)	$22.92	7/13/2027			13,376(19)	$382,955
	27,758	83,276(3)	$28.05	7/13/2028			10,008(20)	$287,630
(1)	Stock options vest on 7/15/2020.
(2)	Stock options vest in equal amounts on 7/13/2020 and 7/13/2021.
(3)	Stock options vest in equal amounts on 7/13/2020, 7/13/2021, and 7/13/2022.

(4)	Stock options vest in equal amounts on 3/14/2020, 3/14/2021, 3/14/2022, and 3/14/2023.
(5)	Stock options vest in equal amounts on 3/14/2020, 3/14/2021, and 3/14/2022.
(6)	Stock options vest in equal amounts on 7/15/2020, 7/15/2021, 7/15/2022, and 7/15/2023.
(7)	Stock options vest in equal amounts on 9/15/2020 and 9/15/2021.
(8)	Stock options vest in equal amounts on 3/9/2020, 3/9/2021, and 3/9/2022.
(9)	Restricted stock vests on 7/15/2020.
(10)	Restricted stock vests in equal amounts on 7/13/2020 and 7/13/2021.
(11)	Restricted stock vests in equal amounts on 7/13/2020, 7/13/2021, and 7/13/2022.
(12)	Restricted stock vests in equal amounts on 3/14/2020, 3/14/2021, 3/14/2022, and 3/14/2023.
(13)	Restricted stock vests on 7/13/2020.
(14)	Restricted stock vests in equal amounts on 3/14/2020, 3/14/2021, and 3/14/2022.
(15)	Restricted stock vests in equal amounts on 7/15/2020, 7/15/2021, 7/15/2022, and 7/15/2023.
(16)	Restricted stock vests in equal amounts on 9/15/2020 and 9/15/2021.
(17)	Restricted stock vests in equal amounts on 3/9/2020, 3/9/2021, and 3/9/2022.
(18)	Restricted stock vests on 12/7/2020.
(19)
Performance units granted under the 2018 long-term incentive plan are earned as of the last day of fiscal 2020, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through 2019, including cash payments equal to projected dividend equivalent payments. For Mr. Schlotman, the awards listed in the table reflect a representative amount prorated based on the number of weeks of the plan he was actively employed.

(20)
Performance units granted under the 2019 long-term incentive plan are earned as of the last day of fiscal 2021, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through 2019, including cash payments equal to projected dividend equivalent payments. For Mr. Schlotman, the awards listed in the table reflect a representative amount prorated based on the number of weeks of the plan he was actively employed.

2019 Option Exercises and Stock Vested
The following table provides information regarding 2019 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under long-term incentive plans.
	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	130,000	$1,875,900	188,948	$4,688,674
Gary Millerchip	—	$—	22,463	$529,660
Stuart Aitken	—	$—	25,122	$598,127
Yael Cosset	—	$—	24,223	$573,505
Michael J. Donnelly	40,000	$642,959	65,978	$1,628,211
J. Michael Schlotman	159,280	$2,752,418	72,762	$2,071,866
(1)
Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:
	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
W. Rodney McMullen	113,560	$2,493,375	75,388	$2,195,299
Gary Millerchip	17,273	$378,527	5,190	$151,133
Stuart Aitken	18,497	$405,207	6,625	$192,920
Yael Cosset	19,046	$422,751	5,177	$150,754
Michael J. Donnelly	46,283	$1,054,693	19,695	$573,518
J. Michael Schlotman	47,173	$1,326,714	25,589	$745,152
Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.
Performance Units. Participants in the 2017-2019 Long-Term Incentive Plan, as modified, were awarded performance units that were earned based on performance criteria established by the Compensation Committee as described on page 31 in “2017-2019 Long-Term Incentive Plan – Results” in the CD&A. Actual payouts were based on the level of performance achieved and were paid in common shares. The number of common shares issued, and the value realized based on the closing price of Kroger common shares of $29.12 on March 12, 2020, the date of deemed delivery of the shares, are reflected in the table above.
2019 Pension Benefits
The following table provides information regarding pension benefits for the NEOs as of the last day of fiscal 2019.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	34	$1,882,693	—
	Excess Plan	34	$21,170,930	—
Gary Millerchip	Pension Plan		$—(2)	—(2)
	Excess Plan		$—	—
Stuart Aitken	Pension Plan		$—(2)	—(2)
	Excess Plan		$—	—
Yael Cosset	Pension Plan		$—(2)	—(2)
	Excess Plan		$—
Michael J. Donnelly	Pension Plan	40	$1,206,264	—
	Excess Plan	40	$9,812,413	—
J. Michael Schlotman	Pension Plan	34	$1,973,721	—
	Excess Plan	34	$11,467,608	—
(1)
The discount rate used to determine the present values was 3.00% for The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and 3.01% for The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2019.

(2)	Messrs. Millerchip, Aitken and Cosset do not participate in the Pension Plan or the Excess Plan.

Pension Plan and Excess Plan
In 2019, Messrs. McMullen, Donnelly, and Schlotman were participants in the Pension Plan, which is a qualified defined benefit pension plan. Messrs. McMullen, Donnelly, and Schlotman also participate in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.
Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Messrs. McMullen, and Schlotman, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of Messrs. McMullen, Donnelly, and Schlotman are eligible for these grandfathered benefits.
Grandfathered Participants
Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon formula covering service to Dillon Companies, Inc. As “grandfathered participants,” Mr. McMullen, Mr. Donnelly and Mr. Schlotman, who retired on December 31, 2019, will receive benefits under the Pension Plan and the Excess Plan, determined as follows:
•
1 1∕2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash bonus) during the last ten calendar years of employment, reduced by 1 1∕4% times years of credited service multiplied by the primary social security benefit;

•	normal retirement age is 65;
•	unreduced benefits are payable beginning at age 62; and
•
benefits payable between ages 55 and 62 will be reduced by 1∕3 of one percent for each of the first 24 months and by 1∕2 of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

In 2018, we announced changes to these company-sponsored pension plans. The Company froze the compensation and service periods used to calculate pension benefits for active employees who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active employees will no longer accrue additional benefits for future service and eligible compensation received under these plans.
In the event of a termination of employment other than death or disability, Messrs. McMullen and Donnelly currently are eligible for a reduced early retirement benefit, as each has attained age 55. If a “grandfathered participant” becomes disabled while employed by Kroger and after attaining age 55, the participant will receive the full retirement benefit. If a married “grandfathered participant” dies while employed by Kroger, the surviving spouse will receive benefits as though a retirement occurred on such date, based on the greater of: actual benefits payable to the participant if he or she was over age 55, or the benefits that would have been payable to the participant assuming he or she was age 55 on the date of death.
Offsetting Benefits
Mr. Donnelly also participates in the Dillon Companies, Inc. Employees’ Profit Sharing Plan (the “Dillon Profit Sharing Plan”), which is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are allocated to each participant’s account. Participation in the Dillon Profit Sharing Plan was frozen in 2001 and participants are no longer able to make employee contributions, but certain participants, including Mr. Donnelly, are still eligible for employer contributions. Participants elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Due to offset formulas contained in the Pension Plan, Mr. Donnelly’s accrued benefits under the Dillon Profit Sharing Plan offset a portion of the benefit that would otherwise accrue for him under the Pension Plan for his service with Dillon Companies, Inc. Mr. Donnelly also participates in the Dillon Companies, Inc. Excess Benefit Profit Sharing Plan

(“Dillon Excess Profit Sharing Plan”) which provides Company contributions in excess of the qualified plan limits. The Dillon Excess Profit Sharing Plan is offset by Mr. Donnelly’s benefit from the Excess Plan. The offsets are reflected in the Pension Benefits table above.
2019 Nonqualified Deferred Compensation
The following table provides information on nonqualified deferred compensation for the NEOs for 2019. Only Messrs. McMullen and Donnelly participate in a nonqualified deferred compensation plan.
Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
W. Rodney McMullen	$10,000(3)	$715,358	$11,288,782
Gary Millerchip	—	—	—
Stuart Aitken	—	—	—
Yael Cosset	—	—	—
Michael J. Donnelly	—	$39,042	$707,870
J. Michael Schlotman	—	—	—
(1)
These amounts include the aggregate earnings on all accounts for each NEO, including any above-market or preferential earnings. The following amounts earned in 2019 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2019: Mr. McMullen, $122,375; and Mr. Donnelly, $6,927.

(2)	The following amounts in the Aggregate Balance column were reported in the Summary Compensation Tables covering fiscal years 2006 – 2018: Mr. McMullen, $3,273,221; and Mr. Donnelly, $238,872.
(3)	This amount includes the deferral of $10,000 of his salary in fiscal 2019; this amount is included in the “Salary” column of the Summary Compensation Table for 2019.
Executive Deferred Compensation Plan
Messrs. McMullen and Donnelly participate in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their annual and long-term cash bonus compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Amounts deferred in 2019 earn interest at a rate of 4.45%. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.
Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified employees” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the employee dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.
Potential Payments upon Termination or Change in Control
Kroger does not have employment agreements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP, award agreements for stock options, restricted stock and performance units, the long-term cash bonus plans, and the long-term incentive plans under which performance units are granted provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plan and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2019 Pension Benefits section and the 2019 Nonqualified Deferred Compensation section, respectively.
The Kroger Co. Employee Protection Plan
KEPP applies to all management employees who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt employees, including the NEOs, are eligible for the following benefits:
•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual bonus potential;
•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;
•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to 6 months; and
•	up to $10,000 as reimbursement for eligible outplacement expenses.
In the event that any payments or benefits received or to be received by an eligible employee in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible employee receiving the greatest aggregate amount on an after-tax basis.
Long-Term Incentive Awards
The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.
Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three-year performance period has not ended
Voluntary Termination/ Retirement - Prior to minimum age and five years of service(1)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term.	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended	Forfeit all rights to long-term cash bonuses for which the three-year performance period has not ended
Voluntary Termination/ Retirement - After minimum age and five years of service(1)	Unvested options held greater than 1 year continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term.	Unvested shares held greater than 1 year continue vesting on the original schedule	Pro rata portion(2) of units earned based on performance results over the full three-year period	Pro rata portion(2) of long-term cash bonuses earned based on performance results over the full three-year period

Triggering Event	Stock Options	Restricted Stock	Performance Units	Performance-Based Long-Term Cash Bonus
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.	Pro rata portion(2) of long-term cash bonuses earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year.
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results over the full three-year period	Pro rata portion(2) of long-term cash bonuses earned based on performance results over the full three-year period
Change in Control(3) - For awards prior to March 2019	Unvested options are immediately vested and exercisable.	Unvested shares immediately vest.	50% of the units granted at the beginning of the performance period earned immediately	50% of the bonus granted at the beginning of the performance period earned immediately
Change in Control(4) - For awards in March 2019 and thereafter	Unvested options only vest and become exercisable upon an actual or constructive termination of employment within 2 years following a change in control.	Unvested shares only vest upon an actual or constructive termination of employment within 2 years following a change in control.	50% of the units granted at the beginning of the performance period earned upon an actual or constructive termination of employment within 2 years following a change in control.	Not applicable
(1)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units and the long-term cash bonus.
(2)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.
(3)	These benefits are payable upon a change in control of Kroger, as defined in the applicable agreement, with or without a termination of employment.
(4)	These benefits are payable upon an actual or constructive termination of employment within two years after a change in control, as defined in the applicable agreements.

Quantification of Payments upon Termination or Change in Control
The following table provides information regarding certain potential payments that would have been made to the NEOs, except for Mr. Schlotman, if the triggering event occurred on the last day of the fiscal year, February 1, 2020, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($26.86 on January 31, 2020). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level. Upon Mr. Schlotman’s retirement on December 31, 2019, he received a payment equal to his banked vacation as described in footnote 5 to the Summary Compensation Table. Please see the Long-Term Incentive Awards Table on page 49 for a discussion of the treatment of Mr. Schlotman’s long-term incentive awards following his retirement, with Mr. Schlotman having reached the minimum age and service requirements.
Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$653,934	$653,934	$653,934	$653,934	$653,934	$653,934
Severance	—	—	—	—	—	7,631,808
Continued Health and Welfare Benefits(1)	—	—	—	—	—	32,653
Stock Options(2)	0	0	2,089,702	2,089,702	1,354,875	2,089,702
Restricted Stock(3)	0	0	9,293,641	9,293,641	5,875,088	9,293,641
Performance Units(4)	0	1,949,837	1,949,837	1,949,837	1,260,070	4,108,855
Long-Term Cash Bonus(5)	0	1,145,710	1,145,710	1,145,710	1,315,900	1,315,900
Executive Group Life Insurance	—	—	1,973,850	—	—	—
Gary Millerchip
Accrued and Banked Vacation	$3,846	$3,846	$3,846	$3,846	$3,846	$3,846
Severance	—	—	—	—	—	1,837,500
Continued Health and Welfare Benefits(1)	—	—	—	—	—	48,166
Stock Options(2)	0	0	522,439	522,439	103,145	522,439
Restricted Stock(3)	0	0	2,508,751	2,508,751	974,723	2,508,751
Performance Units(4)	0	0	243,424	243,424	93,030	635,655
Long-Term Cash Bonus(5)	0	0	141,483	141,483	162,500	162,500
Executive Group Life Insurance	—	—	750,000	—	—	—
Stuart Aitken
Accrued and Banked Vacation	$6,346	$6,346	$6,346	$6,346	$6,346	$6,346
Severance	—	—	—	—	—	2,795,848
Continued Health and Welfare Benefits(1)	—	—	—	—	—	48,913
Stock Options(2)	0	0	341,729	341,729	131,777	341,729
Restricted Stock(3)	0	0	2,184,470	2,184,470	1,126,320	2,184,470
Performance Units(4)	0	0	501,591	501,591	342,908	1,021,190
Long-Term Cash Bonus(5)	0	0	311,786	311,786	358,100	358,100
Executive Group Life Insurance	—	—	1,237,500	—	—	—
Yael Cosset
Accrued and Banked Vacation	$5,038	$5,038	$5,038	$5,038	$5,038	$5,038
Severance	—	—	—	—	—	2,209,174
Continued Health and Welfare Benefits(1)	—	—	—	—	—	36,213
Stock Options(2)	0	0	277,832	277,832	102,873	277,832
Restricted Stock(3)	0	0	2,110,927	2,110,927	1,215,576	2,110,927
Performance Units(4)	0	0	245,797	245,797	95,756	638,382
Long-Term Cash Bonus(5)	0	0	230,465	230,465	264,700	264,700
Executive Group Life Insurance	—	—	982,500	—	—	—
Michael J. Donnelly
Accrued and Banked Vacation	$174,144	$174,144	$174,144	$174,144	$174,144	$174,144
Severance	—	—	—	—	—	4,260,000
Continued Health and Welfare Benefits(1)	—	—	—	—	—	15,831
Stock Options(2)	0	0	671,645	671,645	391,711	671,645
Restricted Stock(3)	0	0	4,002,919	4,002,919	2,700,612	4,002,919
Performance Units(4)	0	689,605	689,605	689,605	418,935	1,504,187
Long-Term Cash Bonus(5)	0	380,917	380,917	380,917	437,500	437,500
Executive Group Life Insurance	—	—	1,395,000	—	—	—

(1)
Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 24 months for all NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)
Amounts reported in the death, disability and change in control columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on January 31, 2020. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.

(3)
Amounts reported in the death, disability and change in control columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.

(4)
Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the performance units granted in 2018 and 2019, based on performance through the last day of fiscal 2019 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2018 and 2019. Awards under the 2017 Long-Term Incentive Plan were earned as of the last day of 2019 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2019 Option Exercises and Stock Vested Table.

(5)
Amounts reported in the voluntary termination/retirement, death and disability columns represent the aggregate value of the long-term cash bonuses granted in 2018, based on performance through the last day of fiscal 2019 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the long-term cash bonus potentials under the 2018 Long-Term Incentive Plan. Awards under the 2017 Long-Term Incentive Plan were earned as of the last day of 2019, so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2019.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median employee.
As reported in the Summary Compensation Table, our CEO had annual total compensation for 2019 of $21,129,648. Using this Summary Compensation Table methodology, the annual total compensation of our median employee for 2019 was $26,790. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal 2019 was 789 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.
As permitted by SEC rules, we used the same median employee in 2017 and 2018 based on our employee population on the last day of our 11th fiscal period (December 7, 2019), which included full-time, part-time, temporary, and seasonal employees who were employed on that date, as there were no changes in our employee population or compensation arrangements that we believe would have significantly affected our pay ratio calculation.
We then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2019, to arrive at the pay ratio disclosed above.
Item No. 2 Advisory Vote to Approve Executive Compensation
You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs. The Board of Directors recommends that you vote FOR the approval of compensation of our NEOs.
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.
As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:
•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;
•	Compensation policies should include an opportunity for, and a requirement of, equity ownership to align the interests of executives and shareholders; and
•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.
The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.
We ask our shareholders to vote on the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”
The next advisory vote will occur at our 2021 Annual Meeting.
The Board of Directors Recommends a Vote For This Proposal.
Item No. 3 Ratification of the Appointment of Kroger’s Independent Auditor
You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC. The Board of Directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors – Governance – Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2019.
Selection of Independent Auditor
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 11, 2020, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 30, 2021. PricewaterhouseCoopers LLP or its predecessor firm has been the Company’s independent auditor since 1929.
In determining whether to reappoint the independent auditor, our Audit Committee:
•	Reviews PricewaterhouseCoopers LLP’s independence and performance;
•	Considers the tenure of the independent registered public accounting firm and safeguards around auditor independence;
•	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;
•	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;
•	Conducts regular executive sessions with PricewaterhouseCoopers LLP;
•	Conducts regular executive sessions with the Vice President of Internal Audit;
•	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
•	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;
•	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and
•
Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our Company and its shareholders.
While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.
A representative of PricewaterhouseCoopers LLP is expected to participate in the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees
The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2019 and 2018, and for audit-related, tax and all other services performed in 2019 and 2018.
	Fiscal Year Ended
	February 1, 2020	February 2, 2019
Audit Fees(1)	$5,153,885	$5,067,485
Audit-Related Fees(2)	$0	$1,110,870
All Other Fees(3)	$900	900
Total	$5,154,785	$6,179,255
(1)
Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

(2)	Includes fees related to audit services in connection with the carve-out for the sale of the c-stores from the financial statements, lease pre-implementation procedures, and divestiture due diligence.
(3)	Includes use of accounting research tool.
The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.
PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.
The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report
Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
In performing its functions, the Audit Committee:
•
Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;

•	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;
•	Met regularly in executive sessions;
•	Reviewed and discussed with management the audited financial statements included in our Annual Report;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020, as filed with the SEC.
This report is submitted by the Audit Committee.
Anne Gates, Chair
Karen M. Hoguet
Ronald L. Sargent
Bobby S. Shackouls
Mark S. Sutton

Item No. 4 Shareholder Proposal – Recyclability of Packaging
We have been notified by two shareholders, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:
“WHEREAS: A portion of Kroger house brand product packaging is unrecyclable, including plastics, which are a growing component of plastic pollution and marine litter. Authorities say that marine litter kills and injures marine life, spreads toxics, and poses a potential threat to human health. The environmental cost of consumer plastic products and packaging exceeds $139 billion annually, according to the American Chemistry Council.
Plastic is the fastest growing form of packaging; U.S. flexible plastic sales are estimated at $26 billion. Dried fruit, frozen meat, cheese, and dog food are some of the Kroger house brand items packaged in unrecyclable plastic pouches. Private label items account for a quarter of all sales – nearly $20 billion annually. Using unrecyclable packaging when recyclable alternatives are available wastes valuable resources.
Recyclability of household packaging is a growing area of focus as consumers become more environmentally conscious, yet recycling rates stagnate. Only 13% of plastic packaging is recycled, according to the U.S. Environmental Protection Agency (EPA). Billions of pouches and similar multi-layer plastic laminates, lie buried in landfills. Unrecyclable packaging is more likely to be littered and swept into waterways. An assessment of marine debris by the Global Environment Facility concluded that one cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled...”
In the marine environment, plastics break down into indigestible particles that marine life mistake for food. Studies by the EPA suggest a synergistic effect between plastic debris and persistent, bio accumulative, toxic chemicals. Plastics absorb toxics such as polychlorinated biphenyls and dioxins from water or sediment and transfer them to the marine food web and potentially to human diets. If no actions are taken, oceans are expected to contain more plastic than fish by 2050!
Making all packaging recyclable, if possible, is the first step needed to reduce the threat posed by plastic pollution. Better management of plastic could save consumer goods companies $4 billion a year. Companies who aspire to corporate sustainability yet use these risky materials need to explain why they use unrecyclable packaging.
Other companies who manufacture and sell food and household goods are moving towards recyclability. Kroger is lagging behind competitors; the company has only offered a vague statement that it will strive to increase recyclability of its plastic packaging. Direct grocery competitors Walmart and Target have both agreed to make their packaging recyclable, reusable, or compostable by 2025. Colgate-Palmolive, PepsiCo, Procter & Gamble, and Unilever have developed similar packaging recyclability goals.
RESOLVED: Shareowners of Kroger request that the board of directors issue a report, at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use unrecyclable brand packaging.
Supporting Statement: Proponents believe that the report should include an assessment of the reputational, financial and operational risks associated with continuing to use unrecyclable brand packaging and, if possible, goals and a timeline to phase out unrecyclable packaging.”
The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:
In 2016, Kroger introduced our 2020 Sustainability Goals, which include several targets to optimize Our Brands product packaging by following a balanced, multi-pronged approach. These goals include:
•	Improving the recyclability of plastic packaging and achieving 20% recycled content in packaging for Kroger manufactured products -- which also helps drive demand for recycled materials;
•	Increasing communication with our customers about recyclability and helping expand recycling infrastructure because we cannot solve this problem alone;
•	Increasing responsible fiber sourcing in paper packaging; and
•	Reducing plastic in Our Brands packaging by 10 million pounds.
The detailed packaging optimization goals for 2020 and an update on our progress through fiscal year 2018 can be found at http://sustainability.kroger.com/2020-goals.html.

Kroger continues to accelerate progress on every front during fiscal 2020 to achieve as many of these targets as possible.
We will report Kroger’s 2019 progress in our 2020 Environmental, Social & Governance (ESG) report. By the end of 2019:
•	Kroger achieved 10.1 million pounds of reduced plastic in our manufactured plastic packaging since 2015 – achieving our goal well ahead of schedule – with additional improvements planned for 2020.
•
We added post-consumer recycled (PCR) content to multiple plastic packaging items, including dairy products, bakery and produce products, which helps create demand for recycling markets. As examples, in 2019, we added 25% PCR content into two buttermilk products, up to 40% PCR in pie containers, and up to 20% PCR in several cake and cookie containers – all of which we produce in our own Manufacturing plants.

•
We raised awareness of our in-store plastic film collection and recycling program, which accepts a wide variety of plastic films not currently accepted in curbside recycling programs, like plastic grocery bags, produce bags, bread bags, and plastic overwrap on household tissues, diapers and bottled water. Kroger will pilot new recycling programs for harder-to-recycle items in 2020 in order to give customers additional resources to help reduce plastic waste in the environment.

•
We added ‘Please Recycle’ to additional product packages – for a total of more than 3,000 items showing this message. We are also in the process of joining the How2Recycle program so that we can provide widely adopted recycling instructions for Our Brands products moving forward.

•
Kroger joined the U.S. Chamber of Commerce Foundation’s Beyond 34 initiative, which is aimed at finding scalable solutions to increase the national recycling rate (currently 34%). As a Champion of the second pilot, hosted in Cincinnati, our home city, Kroger is playing a key role in evaluating waste reduction and recovery opportunities that can potentially benefit our company-wide operations.

•
The majority of paper packaging items used in Kroger’s Manufacturing plants include recycled content and/or is certified to a responsible forestry standard. We also developed a Deforestation Commitment for Raw Material Sourcing (https://www.thekrogerco.com/wp-content/uploads/2020/02/Kroger-Deforestation-Commitment_Raw-Material-Sourcing_Final.pdf), which includes a commitment regarding paper packaging used in our plants.

Recognizing that our customers’ interest in sustainable packaging will continue to evolve, in 2019 we became the exclusive U.S. grocery retail partner for Loop, an innovative circular packaging platform that aligns with Kroger’s zero-waste vision by reducing single-use plastics in the environment. We are working with our CPG partners and Our Brands team to pilot this new packaging system in select Kroger-operated stores in fall 2020.
Kroger was also the first major U.S. grocery retailer to commit to phase out the use of single-use plastic grocery shopping bags across the country by 2025. We learn more every day about the challenges of transitioning from single-use plastics to a more circular and sustainable economy. While there isn’t a single, easy answer to the issue of plastics in nature, Kroger remains committed to being part of the solution – in our stores and communities, and in our customers’ homes.
For the year ahead, Kroger will continue to accelerate progress on our 2020 Sustainability Goals while also defining our strategy and long-term goals for the future. We are currently designing our future long-term packaging commitments and anticipate setting and sharing those by the end of the year.(1)
For the foregoing reasons, we urge you to vote AGAINST this proposal.
Item No. 5 Shareholder Proposal – Human Rights Due Diligence
We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:
“Resolved: Shareholders request the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on Kroger's human rights due diligence (HRDD) process to identify, assess, prevent and mitigate actual and potential adverse human rights impacts in its operations and supply chain.

Supporting Statement:
In line with the HRDD approach outlined by the UN Guiding Principles on Business and Human Rights,1 we recommend the report include:
•	The human rights principles used to frame its risk assessments;
•	The human rights impacts of Kroger's business activities, including company-owned operations and supply chain, and plans to mitigate adverse impacts;
•	The types and extent of stakeholder consultation; and
•	The company's plans to track effectiveness of measures to assess, prevent, mitigate, and remedy adverse human rights impacts.
These HRDD measures reduce long-term risk to shareholders. Companies that proactively identify and mitigate human rights abuses avoid costly backlash from communities, customers, and government regulators. Indeed, risks exist not only for companies directly producing products connected to human rights violations, but also those selling such products.2 For supermarkets, this creates an imperative not to cause or contribute to abuses to workers and farmers in their supply chain. Given Kroger's business relationship with suppliers operating in high-risk sectors, the company's current business model exposes investors to significant reputational – and in turn, financial – risk.
Increased public scrutiny on industries reliant upon child and forced labor has magnified the reputational risk: media coverage by the NY Times detailed slave labor in Southeast Asia's shrimp industry;3 the Wall Street Journal revealed migrant labor abuses in Malaysia’s palm oil sector;4 and CNN chronicled rampant labor abuse among U.S. tomato producers.5 When these tainted products are connected to a brand, the reputational stain follows.6 Responsible companies must strive to identify, remedy and prevent such human rights violations.
Kroger is not immune to these threats. The Department of Labor has identified dozens of food products that appear on Kroger's shelves produced from child or forced labor, including seafood, tea, palm oil and fresh produce.7
Transparency in supply chain sourcing can reduce these risks. Companies that know, show, and address supply chain risks not only garner positive attention and customer loyalty for sustainable practices, but head off potentially expensive reputational risks. Companies like Coca-Cola and Mondelez, and supermarkets Jumbo, Albert Heijn, and Tesco have all conducted or committed to implementing HRDD, including by conducting human rights impact assessments on their sourcing of agricultural commodities.
Given the low cost of integrating HRDD relative to the significant costs that companies bear when tied to human rights violations, shareholders urge the Board to adopt this measure as a cost-effective means of reducing exposure to risk and maximizing long-term financial interest.”
The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:
Human rights are a fundamentally important topic for Kroger and something to which we are deeply committed.
As a result, we have several governance assets and compliance procedures in place to assist in upholding this commitment.
•
Our Statement on Human Rights (https://www.thekrogerco.com/wp-content/uploads/2018/07/TheKrogerCo_Statement-on-Human-Rights_2018-July.pdf) articulates what we stand for regarding human rights. Protecting human rights is embedded in our company governance and culture. We expect to publish an expanded statement in 2020, specifically addressing some key topics of concern like recruitment fees, which can lead to workers becoming indebted to employers as a result of paying fees for employment.

[1]	https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf
[2]	https://www.fm-magazine.com/issues/2016/dec/human-rights-risks-in-supply-chain.html
[3]	https://www.nytimes.com/2014/06/22/opinion/sunday/thai-seafood-is-contaminated-by-human-trafficking.html
[4]	https://www.wsj.com/articles/palm-oil-migrant-workers-tell-of-abuses-on-malaysian-plantations-1437933321
[5]	https://cnn.com/2017/05/30/world/ciw-fair-food-program-freedom-project/index.html
[6]
See, e.g., https://www.bizjournals.com/cincinnati/news/2019/08/16/p-g-faces-criticism-for-buying-palm-oil-allegedly.html; https://nowtoronto.com/news/chocolate-child-labour-slavery-hersheys/; https://www.theguardian.com/environment/2019/oct/05/tesco-m-and-s-supermarkets-likely-to-have-soya-linked-to-deforestation-supply-chains

[7]	https://www.dol.gov/sites/dolgov/files/ILAB/ListofGoods.pdf.

•
Our Vendor Code of Conduct (https://www.thekrogerco.com/wp-content/uploads/2017/09/code-of-conduct.pdf) defines our expectations of our suppliers regarding protecting human rights in our supply chain. All suppliers are required to agree to this code of conduct in order to do business with Kroger.

•
Our Social Compliance Program, described in our Social Compliance Program Requirements (https://www.thekrogerco.com/wp-content/uploads/2018/07/The-Kroger-Co._Social-Compliance-Program_2018-July-1.pdf) and described in detail in our annual Environmental, Social & Governance report (http://sustainability.kroger.com/products-supply-chain-accountability.html) is our framework for ensuring Kroger suppliers are upholding our Vendor Code of Conduct.

•
We have a zero-tolerance policy for human rights violations reported through our social compliance program audits or other means. Addressing violations includes documented corrective action plan(s) and corresponding improvements. Failure to complete the corrective action plan(s) within the agreed-upon timeline can result in termination of the supply contract. Through this management approach to supply chain accountability, a limited number of supplier contracts are terminated each year for failure to comply with our Vendor Code of Conduct and/or correct zero tolerance and other violations in a timely manner.

•
Our Ethics Hotline phone number can be used anonymously by internal and external parties to report any potential human rights violations or other misconduct in our operations or supply chain. The Ethics Hotline is listed in our corporate policies—including our Statement on Human Rights and Vendor Code of Conduct, both available on Kroger’s website: https://www.thekrogerco.com/newsroom/statements-policies/—and on posters at Kroger facilities.

•
Our work in this area is overseen by Kroger’s Vice President, Chief Ethics & Compliance Officer, Group Vice President of Corporate Affairs, Senior Vice President of Human Resources, Vice President of Sourcing, and Head of Sustainability. This ensures that every part of our business is clear about the responsibility to respect human rights. Board-level oversight is provided by the Audit Committee and Public Responsibilities Committee of The Kroger Co. Board of Directors.

Kroger’s supplier base is diverse across geographies and by type of product produced, and as a result, Kroger takes measures to understand and prioritize the highest human rights risks in our supply chain.
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To determine the scope of the vendors and facilities that are to be audited in our Social Compliance Program and how often, Kroger evaluates our supplier base against multiple criteria, such as where facilities are located, what products they produce and documented industry risks. We also use risk indicators such as the United Nations Human Development Index, the U.S. State Department Trafficking in Persons Report and The World Bank Worldwide Governance Indicators.

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In addition, Kroger’s social compliance team plans to begin in 2020 a risk assessment initiative with ELEVATE, Kroger’s primary social compliance audit company, to better understand social risks in the supply chain. Results from this process will be used to refine our auditing approach.

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Kroger carefully reviews other social certification standards and auditing requirements to identify cases where Kroger can adopt another standard as a proxy for our own social compliance audits, which allows us to redistribute Kroger auditing capacity to more suppliers.

And finally, we recognize the value of stakeholder engagement, including with our suppliers, to identify and better understand human rights risks in our supply chain.
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Our social compliance team conducts multiple site visits with our suppliers around the globe to witness working conditions first-hand, and to ensure our audit protocols are being effectively implemented. In 2019, Kroger visited several general merchandise and seafood suppliers across Asia as well as produce suppliers in Mexico and South America.

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We also conduct engagements with stakeholders such as investors, research groups and NGOs, and we benchmark peer companies to ensure we are incorporating best practices in our approach. In fact, Kroger has actively participated with other produce buyers in a working group aimed at encouraging implementation of the PMA/United Fresh-sponsored Ethical Charter – a universal code of conduct to protect human rights in the produce supply chain.

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Kroger supports the communities from which we source through our initiative to provide Fair Trade-certified products to our customers. Annually, we purchase more than 17 million pounds of Fair Trade-certified ingredients such as coconut, coffee, sugar and tea for Kroger’s Our Brands products. Fair trade helps ensure responsible practices and safe, healthy working conditions on the farms where products are grown. For every product sold, the labor force earns an additional amount of money that goes into a farm worker-controlled Community Development Fund at origin.
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In early 2020, we are updating our environmental, social and governance materiality assessment—originally conducted in early 2018 and shared in our 2018 Sustainability Report (http://sustainability.kroger.com/Kroger_CSR2018.pdf)—to ensure we are capturing relevant stakeholder perspectives in our reporting and approach to sustainability. We anticipate findings from the ongoing assessment will be reflected in our 2020 Environmental, Social & Governance report.

Moving forward, Kroger will continue using our engagement channels to identify, assess and address human rights concerns affecting our Company.
For the foregoing reasons, we urge you to vote AGAINST this proposal.
Shareholder Proposals and Director Nominations – 2021 Annual Meeting
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2021 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 12, 2021. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2021 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.
In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later than 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2021 annual meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 28, 2021 and comply with the requirements of the Regulations.
Eligible shareholders may also submit director nominees for inclusion in our proxy statement for the 2021 annual meeting of shareholders. To be eligible, shareholders must have owned at least three percent of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 13, 2020 and no later than January 12, 2021.
Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices must be addressed in writing, and addressed and delivered timely to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

Householding of Proxy Materials
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.
If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.
Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.
The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.
By order of the Board of Directors,
Christine S. Wheatley, Secretary

THE KROGER CO.
1014 VINE STREET
CINCINNATI, OH 45202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 24, 2020 for shares held directly and by 11:59 P.M. Eastern Time on June 23, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KR2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 24, 2020 for shares held directly and by 11:59 P.M. Eastern Time on June 23, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D16555-P35435 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE KROGER CO.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Nora A. Aufreiter	☐	☐	☐
1b. Anne Gates	☐	☐	☐
1c. Karen M. Hoguet	☐	☐	☐
1d. Susan J. Kropf	☐	☐	☐
1e. W. Rodney McMullen	☐	☐	☐
1f. Clyde R. Moore	☐	☐	☐
1g. Ronald L. Sargent	☐	☐	☐
1h. Bobby S. Shackouls	☐	☐	☐
1i. Mark S. Sutton	☐	☐	☐
1j. Ashok Vemuri	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Approval, on an advisory basis, of Kroger's executive compensation.	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 4 and 5.	For	Against	Abstain
4. A shareholder proposal, if properly presented, to issue a report assessing the environmental impacts of using unrecyclable packaging for private label brands.	☐	☐	☐
5. A shareholder proposal, if properly presented, to issue a report on human rights due diligence process in operations and supply chain.	☐	☐	☐

NOTE: Holders of common shares of record at the close of business on April 27, 2020, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

D16556-P35435

THE KROGER CO.
2020 Annual Meeting of Shareholders
June 25, 2020 11:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ANNE GATES, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE VIRTUAL MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. The Annual Meeting is being held on a virtual - only basis and can be accessed online at www.virtualshareholdermeeting.com/KR2020.

Continued and to be signed on reverse side